INTERIM ADMINISTRATIVE AGREEMENT


This Interim Agreement dated the 8 day of November, 1995, is made between Stewart & Stevenson Services, Inc. (SSSI) and the United States Department of the Air Force. As used herein, SSSI means SSSI and all its operating sectors, groups, divisions, units and wholly-owned subsidiaries, including those acquired or established during the term of this Agreement. As used herein, Air Force means the Department of the Air Force, represented herein by the Deputy General Counsel of the Air Force for Contractor Responsibility.

                                   PREAMBLE

1. SSSI is a corporation engaged in providing goods and services for both military and civilian uses, and has its principal place of business at Houston, Texas.

2. On May 3, 1995, SSSI was indicted in the United States District Court for the Southern District of Texas. A copy of the indictment is attached to this Interim Agreement as Exhibit 1. The Indictment contains six (6) counts. Count One alleges a conspiracy to defraud the United States, in violation of 18 U.S.C.
Section 371. Count Two alleges a major fraud against the United States, in violation of 18 U.S.C. Section 1031. Counts Three, Four, Five and Six allege false statements to the United States in violation of 18 U.S.C. Section 1001.

3. Bob H. O'Neal, then first Vice President and now President of SSSI, was also indicted in Counts One to Six. As of June 8, 1995, Mr. O'Neal was placed on administrative leave from his position at SSSI.

4. William McFarland, then General Operations Manager of SSSI, was also indicted in Counts One to Six. As of June 8, 1995, Mr. McFarland was placed on administrative leave from his position at SSSI.

5. Paul Edson, then Program Manager for the Peace Shield Program at SSSI, was also indicted in Counts One to Six. As of June 8, 1995, Mr. Edson was placed on administrative leave from his position at SSSI.

6. Lyman Hardy, then an employee of SSSI, was also indicted in Counts One to Six. As of June 8, 1995, Mr. Hardy was placed on administrative leave from his position at SSSI.

7. John Runion was an employee of CRS Sirrine assigned to the CRS Sirrine/Metcalf & Eddy Joint Venture (hereinafter "Joint Venture"). He later left the Joint Venture and, for a short time, acted as consultant for SSSI. He has not been a consultant to SSSI since April 1989. Mr. Runion was also indicted under Count One (Conspiracy).

8.   The indictment is pending as of the date of this agreement.

9. SSSI has pled "not guilty" and is currently defending the allegations in the Indictment.

10. On May 12, 1995, the Air Force suspended SSSI and Messrs. O'Neal, McFarland, Edson, Hardy, and Runion from Government contracting and Government-approved subcontracting pursuant to the procedures contained in the Federal Acquisition Regulation (FAR) Subpart 9.4 and the Department of Defense FAR Supplement (DFARS) Subpart 209.4. The Air Force also suspended SSSI from federally-assisted benefits and programs as participant or beneficiary pursuant to 32 C.F.R. Part 25. The suspension actions were based upon the May 3, 1995 indictment.

11. SSSI and the Air Force are parties to this agreement. Messrs. O'Neal, McFarland, Edson, Hardy, and Runion are not parties to this agreement and their suspensions are not affected by this agreement.

12. SSSI has expressed an interest in demonstrating that, notwithstanding the facts alleged in the indictment, SSSI has taken appropriate measures to assure the Air Force that SSSI can be trusted to deal fairly and honestly with the Government while the indictment is pending and that SSSI may be restored to temporary eligibility for government contracts and federal assistance programs pending resolution of the charges at issue here.

13. SSSI represents that since the indictment, SSSI has taken the following measures:

     a. SSSI has adopted a comprehensive document entitled "Standards of Business Practice" (hereinafter "Standards"). The Standards contain the basic principles that will guide all employees of SSSI. The Standards have been distributed to every employee of SSSI.

     b. SSSI also established a Business Practice Helpline which is available on a confidential basis to all employees, suppliers and customers to allow for reporting suspected misconduct or for asking questions related to business ethics or business conduct.

     c. SSSI appointed T. Michael Andrews as Vice President for Business Practices. Mr. Andrews was an SSSI Vice President with 34 years of service with the Company. He was chosen based on his seniority, broad management experience, leadership ability and overall temperament. Mr. Andrews previously had responsibility for two divisions of the Company. Those two divisions were reassigned to other managers so that he could devote his full energies to the Business Practices Program. He is assisted by Rita Sanderfer as Director of Business Practices and Don Stevenson in a similar position.

     d. On June 8, 1995, the Company adopted a written policy requiring that any employee that is suspended, proposed for debarment, debarred, or indicted on any charges relating to business integrity be placed on administrative leave. Pursuant to that policy, Messrs. O'Neal, McFarland, Edson and Hardy were placed on administrative leave. None of these individuals performs any role in the business affairs of SSSI.

     e. Also on June 8, 1995, Mr. Robert Hargrave was appointed Chief Executive Officer of SSSI. Mr. Hargrave, a member of the Board of Directors, is now fully responsible for all operations of SSSI. He still performs his duties as Chief Financial Officer.

     f. The Audit Committee of the Board of Directors also acts as the ethics committee of the Board. Mr. Andrews, as well as Mr. Hargrave, makes periodic reports to the Audit Committee of the Board (or any successor committee of the Board of Directors performing ethics oversight function) concerning SSSI's Business Practices Program and compliance with this Agreement.

14. The Air Force has determined that FAR 9.407 provides a cause to continue the suspension of SSSI based upon the indictment. The Air Force has further determined, however, that SSSI's corrective actions reflected in the terms and conditions of this Interim Agreement provide adequate interim assurance that SSSI's future dealings with the Government, if any, will be conducted responsibly and that suspension is not necessary at this time to protect the Government's interests. The parties, therefore, agree to the terms and conditions set out below.

ARTICLES

1. PERIOD OF AGREEMENT. At the date of execution of this Interim Administrative Agreement the period of the Agreement is indefinite. The period may become fixed in the future, however, by operation of this Article 1.

     a. If SSSI and Messrs. O'Neal, McFarland, Edson, and Hardy are acquitted of the criminal charges at issue here, the terms and conditions of this Agreement shall continue in force and effect and the period of the Agreement shall be fixed as three years from the date of execution of this Interim Agreement by the Air Force. At any time during this Interim Agreement or any fixed-period Agreement that follows, if the Air Force determines that SSSI has ceased to be in full compliance with the Agreement, and SSSI does not cure the noncompliance within the period set forth in Article 26, the terms and conditions of the Agreement shall be extended to expire on a date three years following re-establishment of full compliance as determined by the Air Force. If the period of this Agreement becomes fixed pursuant to the terms of this Article, the subject matter covered by the resulting fixed-period Agreement shall be limited to the facts charged in the indictment that forms the basis of the suspension at issue here.

     b. If SSSI or Messrs. O'Neal or McFarland or Edson or Hardy are convicted of the criminal charges, this Interim Agreement will not become fixed, but the Air Force will reconsider the present responsibility of SSSI in light of all information then available. During the period of reconsideration, the terms and conditions of this Agreement will remain in effect except that the Air Force may unilaterally initiate proceedings to debar SSSI.

     c. As used herein, the term Agreement shall mean this Interim Agreement and any fixed-period agreement that may follow pursuant to this Article 1.

2. SELF-GOVERNANCE PROGRAMS. SSSI has implemented and agrees to maintain a business practices program that includes compliance programs for certain affected employees and an ethics program that covers all employees of all SSSI entities. The Board of Directors shall be responsible for the Business Practices Program. The Business Practices Program shall be maintained so as to ensure that SSSI and each of its officers, directors, employees, and consultants maintains the business honesty and integrity required of a Government contractor and that SSSI's performance of each Government contract is in compliance with all applicable laws, regulations, and the terms of the contract. The Business Practices Program includes the following components:

     a. CENTRAL HIGH-LEVEL PROGRAM MANAGEMENT. SSSI has designated T. Michael Andrews to be the SSSI Vice President for Business Practices. The Vice President for Business Practices is responsible for managing all aspects of the SSSI Business Practices Program.

     b. CODE OF BUSINESS ETHICS. On September 13, 1995, the SSSI Board of Directors adopted a written Standards of Business Practice. A copy of the Standards is Exhibit 2 to this Agreement. The Standards have been circulated to each employee of SSSI. After receiving the Standards each current employee has signed a certification that the employee has received and understands the import of the document. These certifications are maintained by SSSI and are open to inspection by the Government. At least once in each calendar year, each then-current employee shall repeat the procedure of acknowledging possession of the Standards and recognition of its import. Within two weeks of starting employment with SSSI, new employees shall receive the Standards. Within two weeks, a business practices advisor for the employee's location shall discuss the requirements of the Standards with the new employee.

     c. INFORMATION AND EDUCATION PROGRAM. SSSI has instituted and shall maintain an information and education program designed to assure that all employees are aware of all standards of business practice that employees are expected to follow and the consequences both to the employee and to the company that will ensue from any violation of such measures. Training consists of compliance training for affected employees, plus at least one hour of live initial training in the SSSI Business Practices Program for every SSSI employee, plus, each year for each employee, not less than one hour of live ethics training and, in addition, appropriate compliance training. A schedule for the first year of ethics training will be submitted with the first report required under Article 6 below.

     d. LANGUAGE. All written materials and training related to the Business Practices Program will be provided in English and in any other language necessary to assure that each employee understands all elements of any written or oral presentation.

     e. REPORTING AND INFORMATION SOURCES. SSSI has installed a toll-free telephone number called the "Business Practices Helpline" for confidential calls reporting suspected misconduct or for asking questions related to business ethics or business conduct. In addition, SSSI has posted in a prominent place accessible to each of its employees, a notice giving the toll-free number, inviting confidential calls, and stating the company's commitment to comply with all applicable laws and regulations in the conduct of its business. A copy of the notice is Exhibit 3 to this Agreement.

     g. GIFTS PROHIBITED. SSSI prohibits its employees from giving to any government employee any gifts, entertainment, meals or anything else of value, other than minor refreshments in conjunction with business discussions or promotional items with the SSSI logo of less than $10 in value.

3. PERFORMANCE STANDARDS. The evaluation of each employee's performance will include the employee's commitment to, promotion of and adherence to the SSSI Business Practices Program. The Company will notify each employee that commitment to, promotion of and adherence to the Program is an important factor in each employee's evaluation, compensation and promotion. A copy of the notification will be provided in the first report provided under Article 6 below.

4. MANAGERS' AND SUPERVISORS' CERTIFICATES. SSSI has implemented and will maintain an annual certification requirement that all departmental managers at every level in the company attest that they personally have (a) discussed with each employee under their supervision the content and application of the company's Business Practices Program; (b) informed each such employee that strict compliance with the Program is a condition of employment; and (c) informed each such employee that SSSI will take disciplinary action, including termination, for violation of the principles and practices set forth in the Program, applicable laws or regulations, or basic tenets of business honesty and integrity. A copy of the certificate used to fulfill this requirement is attached as Exhibit 4. SSSI will submit, as a part of each report to the Air Force pursuant to Article 6, a statement by the Chief Executive Officer that he has verified that the certifications are being maintained and that each manager has provided a certification as required by this provision. The certificates shall be maintained and available for the Air Force's review and inspection during the life of this agreement.

5. BOARD RESPONSIBLE. The Board of Directors of SSSI shall be responsible for the company's Business Practices Program, for maintaining and updating the Standards of Business Practice, and for auditing SSSI's compliance with this Agreement. The Chief Executive Officer of SSSI and SSSI's Vice President for Business Practices shall provide periodic reports to the Audit Committee of the Board (or any successor committee of the Board of Directors performing ethics oversight function) concerning SSSI's Business Practices Program and compliance with this Agreement, and shall take whatever actions are appropriate and necessary to ensure that SSSI conducts its activities in compliance with the requirements of the law and sound business ethics. The Committee shall report to the full Board on a quarterly basis regarding these matters. The reports required by this Article shall be made to the Committee once in each calendar month during the period of the Interim Agreement and not less than quarterly during the period of any fixed-period Agreement that may follow pursuant to
Article 1. SSSI shall provide to the Air Force copies of the written reports and any minutes of the Committee meetings reflecting the reports made to the Committee and the Board's decisions or directions to management concerning any matters in any way related to SSSI's Business Practices Program or this Agreement. The names of the members of the Audit Committee and the Board of Directors are listed at Exhibit 5. If any member of the Board leaves the Board, or if the membership of the Audit Committee changes, SSSI shall notify the Air Force within one week of the change and shall name each new member to the Air Force upon election or appointment.

6. REPORTS. Each month, pending resolution of the criminal charges at issue here, the Chief Executive Officer of SSSI shall submit a written report to the Air Force describing the measures taken by SSSI during that month to implement the Business Practices Program and to ensure compliance with this Agreement.
The reports will be submitted in time to be received at the Air Force within twenty days of the end of the month being reported. If this Agreement becomes fixed following resolution of the criminal charges, the reporting obligation will continue, but the reports will be submitted quarterly in time to be received at the Air Force within twenty days of the end of the calendar quarter. If the Agreement is fixed, the final report is to be received by the Air Force not later than one month prior to the final day of the Agreement. The reporting dates are deadlines for receipt of the reports at Air Force Headquarters.
SSSI's failure to meet these requirements on or before the dates agreed to shall constitute a noncompliance with this Agreement. The reports shall include:

     a. A description of standards of conduct/ethics/compliance training conducted and the number of persons who attended.

     b. Informal notifications or initiatives relating to the Business Practices Program.

     c.   Information required by Articles 2, 3, 4, 5, 10, 11, 12, 13, 14 and
15.

     d. The status of any (i) ongoing criminal investigation or criminal proceedings involving SSSI; (ii) ongoing civil or administrative investigations or proceedings involving the Foreign Corrupt Practices Act ("FCPA"), fraud, false statements, false claims, corruption, conflict of interest, or antitrust violations involving SSSI and any government entity; or (iii) other matters involving SSSI that the Vice President for Business Practices of SSSI determines may bear on the corporate integrity of SSSI.

     e. A statement that the certifications referenced in Article 2.b have been obtained.

     f. A report identifying all calls made to the company confidential toll-free line (regardless of subject matter), and any instances of suspected violations of the Standards of Business Practice brought to the attention of the principal members of SSSI management through any other channel during the preceding quarter. Such reports shall state the nature of the reported conduct, type and results of any internal investigation, corrective and/or disciplinary action, if any, and status of feedback to the source of the information.
Matters pending resolution at the time of a reporting period shall be reported each quarter until final resolution of the matter is reported. Negative reports are required.

     g. The status of the criminal case referenced in the preamble hereto and any related civil litigation.

7. MANAGEMENT. The principal members of SSSI management on the date of execution of this Agreement by SSSI are:

          Robert L. Hargrave -- Group Vice President, Chief
          Executive Officer and Chief Financial Officer

          Garth C. Bates, Jr. -- Group Vice President,
          Distribution

          C. LaRoy Hammer -- Group Vice President, Tactical
          Vehicle Systems Division

          Richard R. Stewart -- Group Vice President, Engineering
          Power Systems

          T. Michael Andrews -- Vice President for Business
          Practices

          Bobby W. Brown -- Vice President, Human Relations

          Donald E. Stevenson -- Vice President, Quality

          Keith T. Stevenson -- Vice President, Texas
          Distribution

          C. Jim Stewart III -- Vice President, Marketing

          Lawrence E. Wilson -- Vice President, General Counsel and Secretary

SSSI agrees to notify the Air Force within one week if any of these principals leave their current positions and to name their successors (if any) to the Air Force upon appointment.

8. LEGAL PROCEEDINGS. SSSI represents to the Air Force that, with the exception of the pending indictment and related civil litigation, to the best of SSSI's knowledge, SSSI is not now under criminal or civil fraud investigation by any Governmental entity. In addition to the periodic written reports required under Article 6, SSSI shall notify the Air Force within ten working days of the time SSSI learns of (a) the initiation of any criminal or civil investigation by any federal, state or local governmental entity involving the FCPA, fraud, false statements, false claims, corruption, conflict of interest or antitrust violations; (b) service of a criminal subpoena or Civil Investigative Demand by any such governmental entity; (c) service of a search warrant or the conduct of a search by a police or investigative organization at any SSSI facility;
(d) initiation of a legal action by any entity alleging violations of the False Claims Act; or (e) criminal charges brought by any governmental entity. SSSI shall provide the Air Force with information sufficient to allow the Air Force to determine the impact of the investigative or legal activity upon the corporate integrity of SSSI.

9. MEETING. Between three and four months after the effective date of this Agreement, the chief executive officer, the Chairman of the Audit Committee, and the Vice President for Business Practices shall meet with the Air Force Deputy General Counsel for Contractor Responsibility or a designee to discuss implementation of this Agreement.

10. INTERNAL AUDIT. SSSI shall cause its internal audit organization to periodically audit SSSI's operations for compliance with the Agreement and with SSSI's self-governance programs, including the Business Practices Program. The results of the audits shall be furnished to the Air Force with the reports submitted pursuant to Article 6.

11. AUDIT REPORTS. In addition to the requirements of Article 10, SSSI agrees to provide, with reports filed under the provisions of Article 6, a list of all audit reports generated by or for SSSI within the preceding six months, including reports generated as a result of customer or Government surveys of SSSI. SSSI shall report pursuant to Article 13 any misconduct disclosed in such reports that (a) constitutes a violation of criminal law; (b) constitutes a violation of civil law relating to FCPA, fraud, false claims, false statements, corruption or conflicts of interest or antitrust violations; or (c) involves other matters that the Vice President Business Practices determines may bear on the corporate integrity of SSSI.

12. BUSINESS ETHICS REVIEW. SSSI shall have its independent consultant on the Business Practices Program previously identified to the Air Force perform a review of SSSI's Business Ethics Program within 12-15 months of the date of this Agreement. SSSI shall require the independent consultant to prepare a report for SSSI evaluating SSSI's Program and recommending any improvements that seem appropriate. SSSI shall require the independent consultant to provide a copy of the report directly to the Air Force. SSSI shall provide SSSI's action plan for implementing any recommended corrective action to the Air Force not later than three months after the date of the independent consultant's Report. In the event the independent consultant recommends changes, the Air Force shall have the right to approve such changes before the changes are implemented. Before the review is performed, the consultant shall provide to the Air Force the methodology to be utilized for review and comment.

13. REPORTS OF MISCONDUCT. In addition to the routine reports of misconduct required by Article 6.d., SSSI shall report to the Air Force, within 15 days of discovery by management, any suspected misconduct that management has reasonable grounds to believe may involve the FCPA, fraud, false statements, corruption or conflict of interest, antitrust violations, or other matters that the Vice President for Business Practices determines may bear on the corporate integrity of SSSI. The misconduct to be reported pursuant to this Article includes misconduct by any person, including, but not limited to, those associated with SSSI or with the Government and shall include misconduct disclosed to SSSI from any source. SSSI will investigate any report of such misconduct that comes to its attention and will notify the Air Force of the outcome of the investigation and any potential or actual impact on any aspect of SSSI's Government business. SSSI will take corrective action, including prompt restitution of any harm to the Government. SSSI will include summary reports of the status of each such investigation to the Air Force in the reports submitted pursuant to Article 6 until each matter is finally resolved. It is the intention of the Air Force that the requirements of this Agreement related to disclosures by SSSI to the Air Force shall not render involuntary a disclosure made pursuant to any agency Voluntary Disclosure Program.

14. REVIEW OF PROPOSALS AND CLAIMS. Until the resolution of the criminal charges at issue here, every SSSI proposal or claim submitted to the Government shall be audited by an independent Certified Public Accountant ("CPA"), assisted by SSSI's internal audit staff, before it is submitted to the Government to determine whether such proposal or claim is in accordance with applicable statutory and regulatory requirements, except that such audit need not be performed on any proposal or claim that:

          a. originates from, is submitted by or relates to the Tactical Vehicle Systems Division of SSSI and is subject to the partnering agreement to be executed by DCAA, DLA, TACOM and Stewart & Stevenson no later than December 1, 1995, or

          b. originates from, is submitted by or relates to an operating unit of SSSI that has an estimating procedure that has been approved by the DLA or

          c.   does not contain a Certificate of Current Cost and Pricing Data.

In addition, every other month, at least one SSSI Government contract proposal or claim that was excluded from pre-submission audit on the basis of clause (c) above shall be selected at random for a post-award audit by an independent CPA assisted by SSSI's internal audit department to determine if it was prepared in accordance with SSSI's internal procedures. A written audit report explaining the methodology and detailing the results of each audit required by this Article shall be furnished to the DCAA within 15 days after the audit is complete. To the extent that a post-award audit discloses improper pricing, SSSI shall promptly offer a reduction in contract price. The working papers and other records relating to each audit conducted pursuant to this Article shall be retained by SSSI for the same period of time as is the cost or pricing data related to the contracts concerned. When requested by the DCAA in connection with an SSSI audit or review of an SSSI price proposal, SSSI shall immediately furnish all documents that are available. SSSI shall furnish the DCAA other documents that may be requested within five working days of the request. If the documents required cannot be provided within five working days, SSSI shall provide to the DCAA a written explanation, and shall furnish the documents as soon as possible.

15. LETTER TO SUPPLIERS AND SUBCONTRACTORS. In November of each calendar year, SSSI will distribute to every supplier and subcontractor to SSSI a letter from the Vice President, Quality of SSSI in the form attached as Exhibit 6. A copy of each year's letter shall be furnished to the Air Force pursuant to Article 6.

16. EMPLOYMENT OF SUSPENDED OR DEBARRED INDIVIDUALS. SSSI shall not knowingly employ, with or without pay, an individual who is under indictment, convicted, or listed by a Federal Agency as debarred, suspended, or otherwise ineligible for Federal programs. SSSI shall make reasonable inquiry into the status of any potential employee or consultant. Such reasonable inquiry shall include, at a minimum, the inclusion on all employment applications a question regarding whether the applicant is now, or has ever been, suspended, proposed for debarment or debarred, a review of the General Services Administration's List of Parties Excluded from Federal Procurement and Nonprocurement Programs within two weeks after any person is hired, and the termination of any new employee that has incorrectly represented his or her status on the application, unless such termination is prohibited by applicable law. SSSI is not required to terminate individuals who are indicted or become suspended or are proposed for debarment during their employment with SSSI. SSSI, however, will remove such employees from responsibility for or involvement with SSSI's business affairs until the resolution of such suspension or proposed debarment. In addition, if any employee of SSSI is charged with a criminal offense relating to business practices, SSSI will remove that employee immediately from responsibility for or involvement with SSSI's business affairs. If the employee is convicted or debarred, SSSI will terminate their employment with SSSI unless prohibited by applicable law. SSSI shall notify the Air Force of its decision on such personnel action, and the reasons therefor, within 15 days of the action.

     During the interim period of this Agreement, if SSSI or any of its employees determines that there is a requirement that any indicted or suspended individual be consulted or become involved in SSSI's business affairs in any manner, SSSI shall notify the Air Force in writing of the proposed contact. If the Air Force objects, SSSI will not contact the indicted or suspended individual. Nothing in this Article precludes the execution of or compliance with a joint defense agreement regarding ongoing or future litigation.

17. BUSINESS RELATIONSHIPS WITH SUSPENDED OR DEBARRED ENTITIES. SSSI shall not knowingly form a contract with, purchase from, or enter into any business relationship in a transaction in excess of $25,000 with any individual or business entity that is listed by a Federal Agency as debarred, suspended, or proposed for debarment, unless there is a compelling reason to do so. Notwithstanding any other provision of this Article, SSSI may enter into a business relationship with a suspended or debarred entity if the Chief Executive Officer first determines in writing that a compelling reason justifies the action and furnishes to the Air Force a copy of the determination not later than 10 days prior to SSSI entering such a relationship. In addition to the provisions of this Article, SSSI shall comply with the requirements of FAR 9.405-2(b). SSSI simultaneously will provide to the Air Force Deputy General Counsel for Contractor Responsibility a copy of the documents submitted to the contracting officer pursuant to FAR 9.405-2(b). Reasonable inquiry shall be made into the status of any potential business partner.
Such reasonable inquiry shall include, at a minimum, review of the General Services Administration's List of Parties Excluded from Federal Procurement and Nonprocurement Programs.

18. PERSONNEL. As stated above, Messrs. O'Neal, McFarland, Edson and Hardy have been placed on administrative leave and have no role in the business affairs of SSSI. These individuals will remain on administrative leave pending the outcome of the trial of this matter. Each individual's status will be evaluated on the basis of the verdict or other resolution of the indictment.

19. PROPOSED CHANGES. SSSI shall notify the Air Force of any proposed changes in the directives, instructions, or procedures implemented in furtherance of SSSI's Business Practices Program and compliance with this Agreement. The Air Force, or its authorized representative, retains the right to verify, approve, or disapprove any such changes. No such changes shall be implemented without the prior approval of the Air Force.

20. ACCESS TO RECORDS. In addition to any other right the Air Force may have by statute, regulation, or contract, the Deputy General Counsel for Contractor Responsibility of the Air Force or her duly authorized representative may examine SSSI's books, records (including test data records), and other company documents and supporting materials for the purpose of verifying and evaluating:
(a) SSSI's compliance with the terms of this Agreement; (b) SSSI's compliance with its Business Practices Program; (c) SSSI's compliance with Federal procurement policies and accepted business practices; and (d) SSSI's compliance with the requirements of Government contracts or subcontracts. The materials described above shall be made available by SSSI at all reasonable times for inspection and audit. Further, for purposes of this provision, the Air Force or its authorized representative may interview any SSSI employee who consents to be interviewed at the employee's place of business during normal business hours or at such other place and time as may be mutually agreed between the employee and the Air Force. Employees may elect to be interviewed with or without a representative of SSSI present. This provision shall not be used as a discovery tool in the discovery phase or trial of the indictment.

21. COSTS OF REVIEW. SSSI has paid to the Air Force $30,000 to cover the Air Force's costs of independently reviewing this matter and administering this Agreement.

22. UNALLOWABLE COSTS. SSSI agrees that all costs, as defined in FAR 31.205-47, incurred by, for, or on behalf of SSSI or any SSSI current or former officer, director, agent, employee, consultant, or affiliate shall be expressly unallowable costs for Government contract accounting purposes. Such costs include, but are not limited to, costs arising from, related to, or in connection with (a) the matters at issue here, (b) the Government's criminal and civil investigations regarding the matters at issue here, and (c) the Air Force's independent review of SSSI's present responsibility, including the costs of the company's submissions, presentations, and appearances before the office of the Air Force Deputy General Counsel for Contractor Responsibility. SSSI's costs of performing and administering the terms of this Agreement and any fines or penalties levied or to be levied in or arising out of the matter at issue here are agreed to be expressly unallowable costs. Also unallowable are SSSI's costs of bringing SSSI's self-governance, compliance, and/or ethics programs to a level acceptable to the Air Force. SSSI agrees to account separately for such costs. In the event that SSSI and/or Messrs. O'Neal or McFarland or Edson or Hardy are acquitted, this clause will not apply to the acquitted person or entity. SSSI's present and future costs of maintaining, operating, and improving SSSI's corporate self-governance/compliance/ethics programs are allowable costs for purposes of this Agreement.

23. ADVERSE ACTIONS. SSSI avers that adverse actions taken, or to be taken, by SSSI against any employee or other individual associated with SSSI arising out of or related to the wrongdoing at issue here were solely the result of SSSI's initiatives and decisions and were not the result of any action by, or on behalf of, agents or employees of the United States.

24. STATUS OF SUSPENSION. The Air Force enters this Agreement and will terminate SSSI's suspension temporarily in reliance upon SSSI's faithfully fulfilling the terms and conditions of this Agreement. The Air Force's decision to terminate the suspension of SSSI temporarily upon the information now available to the Air Force shall not restrict the Air Force or any other agency of the Government from instituting administrative action, including, without limitation, suspension or debarment, should information indicating the propriety of such action come to the attention of the Air Force or such other agency. If SSSI and Messrs. O'Neal, McFarland, Edson and Hardy are acquitted of the charges at issue here, the Air Force will not reinstate suspension or initiate debarment proceedings upon the basis of such charges. If, however, SSSI or Mr. O'Neal, or Mr. McFarland, or Mr. Edson, or Mr. Hardy is convicted, the Air Force will reassess the need for the protection of suspension or debarment.

25. PRESENT RESPONSIBILITY. In entering this Agreement, the Air Force makes no decision on the merits of the indictment or the criminal charges at issue here. This Agreement is temporary because the Air Force recognizes that facts relevant to the present responsibility of SSSI are not now available to the suspending official. The parties agree that in entering this Agreement, the Air Force is not determining that SSSI is presently responsible for Government contracting. SSSI's failure to meet any of its obligations pursuant to the terms and conditions of this Agreement may constitute a separate cause for suspension and/or debarment unless cured in a timely fashion as set forth below.

26. INADMISSIBILITY OF AGREEMENT. The parties agree that the negotiation or existence of this agreement shall not be admissible or used in any court or court proceeding except to enforce the agreement itself.

27. NOTICE OF NONCOMPLIANCE AND RIGHT TO CURE. In the event the Air Force determines that SSSI is in noncompliance with any of the terms of this Agreement, the Air Force shall notify SSSI at the address set forth below of the basis for the determination of noncompliance. SSSI shall have ten (10) days after receipt of the notice to cure the noncompliance and provide notice of such cure. In the event the noncompliance is cured within the ten-day period, the effective date of this Agreement as described in Article 1 above shall not be extended.

28. NOTIFY EMPLOYEES. SSSI will notify all SSSI employees of the fact and substance of this agreement, the reason for the Agreement, and the importance of each employee's abiding by the terms of the Agreement and all requirements of law, regulations, and SSSI policies and procedures.

29. SALE OF BUSINESSES. In the event that SSSI sells or in any way transfers ownership of any part of the business entities that are bound by this Agreement, SSSI shall notify the Air Force in advance. Moreover, in the event the segment of the business to be sold does more than $5 million in Federal government contracting or subcontracting, SSSI will obtain an agreement from the buyer to maintain a compliance program substantially similar to the program now in place at SSSI.

30. PURCHASE OF BUSINESSES. In the event that SSSI purchases or establishes new business units after the effective date of this Agreement, SSSI shall implement all provisions of this Agreement, including any training or education requirements, within 60 days following such purchase or establishment.

31. WAIVER. SSSI hereby waives all claims, demands, or requests for monies of any kind or of whatever nature that SSSI may have or may develop in the future arising from, related to, or in connection with, any investigation, or as a result of administrative or judicial proceedings, or request for any other relief in law or in equity, or in any other forum be it judicial or administrative in nature arising out of or relating to the facts that gave rise to the suspension, but shall not waive any contract claims.

32. RELEASE. SSSI hereby releases the United States, its instrumentalities, agents, and employees in their official and personal capacities, of any and all liability or claims arising out of or related to the investigation, criminal prosecution, or civil settlement at issue here, or the suspension of SSSI or the discussions leading to this Agreement.

33. AIR FORCE RELIANCE. SSSI represents that all written materials and other information supplied to the Air Force by its authorized representative during the course of discussions with the Air Force preceding this Agreement are true and accurate, to the best information and belief of the SSSI signatories to this Agreement. SSSI understands that this Agreement is executed on behalf of the Air Force in reliance upon the truth and accuracy of all such representations.

34. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether oral or written, relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

35. AUTHORIZED REPRESENTATIVE. Robert L. Hargrave, of SSSI, is fully authorized to execute this Agreement and represents that he has authority to bind SSSI.

36. SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect other provisions of this Agreement.

37. NOTICES. Any notices, reports, or information required hereunder shall be in writing and delivered or mailed by registered or certified mail, postage prepaid as follows:

     If to SSSI, to:     Robert L. Hargrave
                         Group Vice President, Chief Executive
                         Officer and Chief Financial Officer
                         Stewart & Stevenson Services, Inc.
                         P.O. Box 1637
                         Houston, TX  77251-1637

     If to the
     Air Force, to:      Deputy General Counsel
                         (Contractor Responsibility)
                         Department of the Air Force
                         1740 Air Force, Pentagon
                         Washington, D.C.  20330-1740

     with a copy to:     Joseph Satagaj
                         DCMDS-GDG
                         1200 Main Street
                         Dallas, TX  75202-4399

                         Paul Davison
                         SA-ALC/JAN
                         204 Lombard Drive
                         Kelly Air Force Base, Texas  78241-5609

or such other address as either party shall have designated by notice in writing to the other party. In addition to the copies sent to DCMDS and SA-ALC, SSSI shall submit two copies of reports made pursuant to Article 6 to SAF/GCR.

38. PUBLIC DOCUMENT. This Agreement, including all attachments, is a public document and may be distributed by the Air Force throughout the Government as appropriate and to other interested persons upon request.

39. MODIFICATION. This Agreement may be amended or modified only by a written document signed by the parties.


DEPARTMENT OF THE AIR FORCE

     /s/ Janet C. Cook
By:  _________________________     Date: November 8, 1995



STEWART & STEVENSON SERVICES, INC.

     /s/ Robert L. Hargrave
By:  _________________________     Date: November 8, 1995

LIST OF EXHIBITS


Exhibit 1 Indictment

Exhibit 2 Standards of Business Practice

Exhibit 3 Helpline Posters

Exhibit 4 Manager's Certificate

Exhibit 5 List of Board and Audit Committee membership

Exhibit 6 Letter to Suppliers

EXHIBIT 1

                            UNITED STATES DISTRICT COURT
                              SOUTHERN DISTRICT OF TEXAS
                                  HOUSTON DIVISION


UNITED STATES OF AMERICA                     Criminal  No. H-95-93

          v.

STEWART & STEVENSON SERVICES, INC.
BOB H. O'NEAL
WILLIAM "BILL" MCFARLAND
PAUL EDSON
LYMAN HARDY
JOHN RUNION


                                      INDICTMENT

THE GRAND JURY CHARGES:

                                      COUNT ONE

                      I. Conspiracy - 18 U.S.C. Section 371

                                 A.     Introduction

AT ALL TIMES MATERIAL TO THIS INDICTMENT:

     1. Defendant STEWART & STEVENSON SERVICES, INC. (SSSI) was a corporation headquartered in Houston, Texas.
     2. Defendant BOB H. O'NEAL was first Vice-President and then President of SSSI.
     3. Defendant WILLIAM "BILL" MCFARLAND was the General Operations Manager of SSSI.
     4. Defendant PAUL EDSON was the Program Manager for the Peace Shield Program at SSSI.
     5. Defendant LYMAN HARDY was an employee of SSSI assigned to the Peace Shield Program.
     6. Defendant JOHN RUNION was an employee of Metcalf & Eddy assigned to the Joint Venture with CRS Sirrine from August, 1987, to August, 1988. RUNION was the Quality Control Manager for the Peace Shield Program.
     7. JOHN RUNION left the CRS Sirrine + Metcalf & Eddy Joint Venture and went to work for SSSI as a consultant in August, 1988.
     8. Childress Business Enterprises was owned by Donald Childress. Donald Childress was an antique car dealer in Galveston, Texas, and the father-in-law of WILLIAM "BILL" MCFARLAND'S daughter.
     9. Toyomenka was an international trading company with an office in Houston, Texas. Toyomenka later changed its name to Tomen America, Inc.
     10. The Peace Shield Program was a United States Government contract to build long range radar installations to protect the citizens of Saudi Arabia from hostile attack by another country. The government contract was pursuant to the Foreign Military Sales (FMS) provisions of the United States Code. All FMS programs are based on the authority of the Arms Export Control Act (22 U.S.C. Sections 2751, et seq.). The United States entered an agreement known as a Letter of Offer and Acceptance (LOA) with the government of Saudi Arabia to develop an air defense system. This agreement pledged the United States to use its best efforts to provide the Saudis with the best available system.
     11. The prime contract to design and build the radar sites was negotiated pursuant to 10 U.S.C. Section 2304(a)(10), and was awarded by the United States Air Force to a joint venture comprised of two companies - CRS Sirrine and Metcalf + Eddy (the JV). A joint venture is similar to a partnership where each member of the joint venture contributes something of value, such as employees, funds, and equipment, and is entitled to a return of its pro rata share of profits or losses derived from the business of the joint venture. A prime contract is a contract between the United States government and some non-government entity such as a corporation, partnership or joint venture.
     12. The JV, as the prime contractor, then divided the prime contract into sub-contracts. A sub-contract is a contract between the prime contractor and some other non-government entity. The JV then accepted bids on the various sub-contracts from other companies which wished to participate in a particular area of the Peace Shield Program. Every aspect of the contracting process is governed by United States Government regulations known previously as Defense Acquisition Regulations (DAR's) and now known as Federal Acquisition Regulations (FAR's).
     13. One such sub-contract called for the manufacture and installation of a Power Generation System (PGS) at each of the seventeen long range radar (LRR) sites and on Ground Entry Site (GES). The PGS generates electrical power at the radar sites.
     14. SSSI was one of eleven companies which received permission from the JV to bid on the PGS sub-contract to the Peace Shield contract.
     15. SSSI was one of only four out of the eleven companies which actually submitted a bid to the JV on the PGS sub-contract by the deadline of August 5, 1987. The DAR's required that the PGS sub-contract be awarded through a competitive bidding process.
     16. SSSI's bid of $106,217,362 for the PGS contract was the low bid by approximately $7.4 million and resulted, in part, in SSSI being awarded the PGS sub-contract.
     17. Many of the government contract clauses contained in the prime contract between the United States Government and the JV were inserted in the PGS sub-contract and were made specifically applicable to the administration of the PGS sub-contract.
     18. One such clause, the "Changes" clause required any changes made in materials specified in the contract, after the award of the sub-contract, required approval by the JV in a Change Order Proposal (COP). The PGS sub-contract also contained a government contract provision that required an "equitable adjustment" to the contract price for any authorized change of material on a COP if a cost impact resulted from the change. An "equitable adjustment" is a change to the total dollar amount of the contract in either direction. COP-1 was approved by the JV to permit substitution of stainless steel pipe (SS pipe) for high silicone iron pipe (HSI pipe).

                                B. The Conspiracy
     19. From in or about July, 1987, to on or about April 1, 1992, in the Houston Division of the Southern District of Texas, the defendants,

                         STEWART & STEVENSON SERVICES, INC.,
                                    BOB H. O'NEAL,
                               WILLIAM "BILL" MCFARLAND,
                                      PAUL EDSON,
                                     LYMAN HARDY,
                                         AND
                                     JOHN RUNION,

did knowingly combine, conspire, confederate and agree together and with each other, and with other persons known and unknown to the grand jury:
a. To execute a scheme and artifice with the intent to defraud the United States, in violation of Title 18, United States Code, Section 1031;
b. To make false material statements in a matter within the jurisdiction of the United States, in violation of Title 18, United States Code, Section 1001;
c. To defraud the United States in its ability to fairly administer the Foreign Military Sales agreement between the United States and the Kingdom of Saudi Arabia.

                     C.  The Manner and Means of the Conspiracy
     20. It was a part of said conspiracy that defendant JOHN RUNION would and did review the technical specifications for the Power Generation Systems sub-contract prior to being hired as the quality control manager by the joint venture of CRS Sirrine + Metcalf & Eddy (the JV).
     21. It was a further part of said conspiracy that the defendant JOHN RUNION would and did communicate with C. Jim Stewart III and BOB O'NEAL, employees of the defendant STEWART & STEVENSON SERVICES, INC. (SSSI), within the first week of his employment with the JV and would and did discuss what SSSI had to do to obtain the Peace Shield sub-contract for the Power Generation Systems
(PGS).
     22. It was a further part of said conspiracy that the defendant JOHN RUNION, while working for the JV, would and did assist defendant SSSI with the technical requirements necessary for SSSI to successfully bid on the PGS sub-contract.
     23. It was a further part of said conspiracy that the defendant JOHN RUNION, while working for the JV, would and did meet with defendants BOB O'NEAL, and WILLIAM "BILL" MCFARLAND prior to the award of the PGS sub-contract to advise them where their bid was deficient and to advise them how to correct the deficiencies.
     24. It was a further part of said conspiracy that the defendant JOHN RUNION, while working for the JV, would and did meet with defendants BOB O'NEAL, and WILLIAM "BILL" MCFARLAND and other SSSI employees prior to the award of the PGS sub-contract to discuss the substitution of stainless steel pipe for the high silicon iron pipe (HSI pipe) specified in the contract.
     25. It was a further part of said conspiracy that the defendant JOHN RUNION, while working for the JV, would and did meet with defendants BOB O'NEAL, WILLIAM "BILL" MCFARLAND, and PAUL EDSON and other SSSI employees prior to the award of the PGS sub-contract to discuss the substantial cost savings to SSSI based on the substitution of stainless steel pipe for HSI pipe.
     26. It was a further part of said conspiracy that defendants BOB O'NEAL, WILLIAM "BILL" MCFARLAND, and PAUL EDSON would and did falsely assert to employees of the JV that the PGS sub-contract was not a government contract in order to deceive the JV in an attempt to retain for defendant SSSI the substantial cost savings resulting from COP-1.
     27. It was a further part of said conspiracy that the defendant JOHN RUNION, while working for the JV, would and did recommend to the JV that SSSI be awarded the PGS sub-contract.
     28. It was a further part of said conspiracy that the defendant JOHN RUNION, while working for the JV, would and did recommend to the JV that the specification for bleed air pipe be changed from high silicon iron to stainless steel.
     29. It was a further part of said conspiracy that the defendant JOHN RUNION and defendant SSSI, in the persons of defendants BOB O'NEAL and WILLIAM "BILL" MCFARLAND would and did structure a transaction which made it appear that RUNION sold his restored 1940 Ford automobile to an antique auto dealer named Donald Childress for $25,000.
     30. It was a further part of said conspiracy that the defendant SSSI, in the persons of defendants BOB O'NEAL and WILLIAM "BILL" MCFARLAND would and did cause Donald Childress to pay to defendant JOHN RUNION the sum of $25,000.
     31. It was a further part of said conspiracy that the defendant SSSI, in the persons of defendants BOB O'NEAL and WILLIAM "BILL" MCFARLAND would and did cause two SSSI checks to be issued to Childress Business Enterprises in the total amount of $25,000.
     32. It was a further part of said conspiracy that the defendant SSSI, in the persons of defendants BOB O'NEAL and WILLIAM "BILL" MCFARLAND and defendant JOHN RUNION would and did agree that title in the 1940 Ford would not pass from RUNION, to SSSI, Donald Childress, or anyone else.
     33. It was a further part of said conspiracy that defendants BOB O'NEAL and WILLIAM "BILL" MCFARLAND would and did cause the SSSI check requests for the two checks to Childress Business Enterprises to falsely reflect that the payments were for "supplies-equipment."
     34. It was a further part of said conspiracy that defendants BOB O'NEAL and WILLIAM "BILL" MCFARLAND would and did cause SSSI to fraudulently charge the two checks payable to Childress Business Enterprises to the Peace Shield PGS subcontract as "insurance".
     35. It was a further part of said conspiracy that defendant JOHN RUNION, while working for the JV, would and did provide confidential, internal JV documents to defendant SSSI.
     36. It was a further part of said conspiracy that defendant BOB O'NEAL would and did offer defendant JOHN RUNION a job with SSSI in return for his assistance to SSSI during the PGS sub-contract award process.
     37. It was a further part of said conspiracy that the defendant SSSI, in the persons of defendants BOB O'NEAL, WILLIAM "BILL" MCFARLAND, PAUL EDSON and LYMAN HARDY as well as other SSSI employees would and did discuss the fact that the substitution of stainless steel pipe for the HSI pipe would result in a cost savings to SSSI in the approximate amount of $5 million.
     38. It was a further part of said conspiracy that the defendant SSSI, in the persons of defendants BOB O'NEAL, WILLIAM "BILL" MCFARLAND, PAUL EDSON and LYMAN HARDY as well as other SSSI employees would and did decide that SSSI would keep the approximate $5 million cost savings instead of returning it as an equitable adjustment to the United States Government through the JV as required by law.
     39. It was a further part of said conspiracy that the defendant SSSI, in the persons of defendants BOB O'NEAL, WILLIAM "BILL" MCFARLAND, PAUL EDSON and LYMAN HARDY as well as other SSSI employees would and did make false statements to the JV that no cost savings resulted from the change of material in the pipe specification.
     40. It was a further part of said conspiracy that the defendant SSSI, in the persons of defendants BOB O'NEAL, WILLIAM "BILL" MCFARLAND, PAUL EDSON and LYMAN HARDY as well as other SSSI employees would and did conduct and caused to be conducted a world wide search for a lower priced quote for HSI pipe.
     41. It was a further part of said conspiracy that the defendant SSSI, in the persons of defendants BOB O'NEAL, WILLIAM "BILL" MCFARLAND, PAUL EDSON and LYMAN HARDY as well as other SSSI employees would and did mislead various manufacturers of pipe regarding the specifications of the HSI pipe, and the prospect of SSSI's purchase thereof, in an effort to obtain lower quotes on HSI pipe and make it appear that there was no cost impact from the change in pipe material.
     42. It was a further part of said conspiracy that the defendant SSSI, in the persons of defendants BOB O'NEAL, WILLIAM "BILL" MCFARLAND, PAUL EDSON and LYMAN HARDY as well as other SSSI employees would and did offer to pay and did pay various manufacturers of pipe to provide SSSI with a price quote for HSI pipe which it then could use to mislead the JV as to any cost impact and allow SSSI to keep the significant cost savings.
     43. It was further part of said conspiracy that the defendant SSSI, in the persons of defendants BOB O'NEAL, WILLIAM "BILL" MCFARLAND, PAUL EDSON and LYMAN HARDY would and did provide a fraudulent quote for HSI pipe to the JV in an attempt to mislead the JV regarding the true cost savings of approximately $5 million.
     44. It was a further part of said conspiracy that the defendant SSSI, in the persons of defendants BOB O'NEAL, WILLIAM "BILL" MCFARLAND, PAUL EDSON and LYMAN HARDY would and did use Toyomenka, a Japanese company, as a conduit for the fraudulent quote to provide a level of deniability regarding the fraudulent quote.
     45. It was a further part of said conspiracy that the defendant SSSI, in the persons of defendants BOB O'NEAL, WILLIAM "BILL" MCFARLAND, PAUL EDSON and LYMAN HARDY would and did submit and cause to be submitted fraudulent claims to the JV.
     46. It was a further part of said conspiracy that the defendant SSSI, in the persons of defendants BOB O'NEAL, WILLIAM "BILL" MCFARLAND, PAUL EDSON and LYMAN HARDY would and did submit and cause to be submitted false and fraudulent certificates of current cost and pricing data to the JV regarding the cost impact of COP-1.

                                   D.   OVERT ACTS
     47. For the purpose of effecting the objects of the conspiracy, the following overt acts, among others, were committed in the Southern District of Texas and elsewhere:
     (1) In or about August 1987, JOHN RUNION met with SSSI employees including BOB O'NEAL and WILLIAM "BILL" MCFARLAND to discuss where SSSI's bid was deficient and what SSSI had to do to make its bid acceptable to the JV.
     (2) In or about September, 1987, JOHN RUNION met with SSSI employees including BOB O'NEAL and WILLIAM "BILL" MCFARLAND to discuss the pipe specification change from HSI pipe to stainless steel pipe.
     (3) On or about November 10, 1987, WILLIAM "BILL" MCFARLAND originated an SSSI check request for a check payable to Childress Business Enterprises in the amount of $21,000.
     (4) On or about November 10, 1987, BOB O'NEAL approved an SSSI check request for a check payable to Childress Business Enterprises in the amount of $21,000.
     (5) On or about November 11, 1987, JOHN RUNION received a check in the amount of $25,000 from Donald Childress.
     (6) On or about November 11, 1987, WILLIAM "BILL" MCFARLAND delivered a SSSI check in the amount of $21,000 to Donald Childress.
     (7) On or about November 12, 1987, WILLIAM "BILL" MCFARLAND originated an SSSI check request for a check payable to Childress Business Enterprises in the amount of $4,000.
     (8) On or about November 12, 1987, BOB O'NEAL approved an SSSI check request for a check payable to Childress Business Enterprises in the amount of $4,000.
     (9) On or about November 12, 1987, WILLIAM "BILL" MCFARLAND caused a SSSI check in the amount of $4,000 to be delivered to Donald Childress.
     (10) On or about December 1, 1987, PAUL EDSON instructed Bill Trim, an SSSI employee, to withdraw his cost analysis, showing an approximate $5 million cost savings, from the SSSI Peace Shield files.
     (11) On or about December 1, 1987, Bill Trim, an SSSI employee, was instructed by BOB O'NEAL, WILLIAM "BILL" MCFARLAND and PAUL EDSON to find a quote for HSI pipe that would reduce the cost difference between HSI and stainless steel pipe and allow SSSI to keep the savings which actually resulted from COP-1.
     (12) On or about December 31, 1987, SSSI paid Productive Resources Management $10,000 to provide SSSI with a quote for HSI pipe that would reduce the cost difference between HSI and stainless steel pipe and allow SSSI to keep the savings which actually resulted from COP-1.
     (13) On or about March 2, 1988, PAUL EDSON sent a letter to the JV stating that there was no significant cost change as a result of the change from HSI pipe to stainless steel pipe (COP-1).
     (14) On or about March 10, 1988, PAUL EDSON, sent a letter to the JV again stating that there was no significant cost change as a result of COP-1.
     (15) On or about July 14, 1988, JOHN RUNION, sent a letter to BOB O'NEAL and C. Jim Stewart II stating the terms for RUNION's employment by SSSI.
     (16) On or about October 2, 1989, PAUL EDSON, sent a letter to the JV, with carbon copies to several SSSI employees including BOB O'NEAL, WILLIAM "BILL" MCFARLAND, and LYMAN HARDY, falsely and fraudulently stating that their analysis now indicated that using stainless steel pipe would cost more than using HSI pipe. Because of that analysis, SSSI stated it was rescinding their "no cost change" position.
     (17) On or about November 21, 1989, LYMAN HARDY stated to Roger Varner at Wisconsin Centrifugal that SSSI was willing to pay the costs of Wisconsin Centrifugal if it was willing to provide a quote to SSSI for HSI pipe.
     (18) On or about November 21, 1989, LYMAN HARDY sent a SSSI internal memo to PAUL EDSON summarizing a telephone conversation he had with Roger Varner at Wisconsin Centrifugal regarding the withdrawal of their quote for HSI pipe.
     (19) On or about January 11, 1990, LYMAN HARDY sent a SSSI internal memo to PAUL EDSON stating that the current documented cost of the HSI pipe was $368 per linear foot.
     (20) On or about May 11, 1990, WILLIAM "BILL" MCFARLAND submitted a claim to the JV, which was carbon copied to PAUL EDSON and LYMAN HARDY, which stated that COP-1 resulted in an increase in cost to SSSI in the amount of $869,767.
     (21) On or about May 11, 1990, WILLIAM "BILL" MCFARLAND attached an altered bid from a foundry in England to the claim as support that COP-1 resulted in an increase in cost to SSSI in the amount of $869,767.
     (22) On or about October 31, 1990, LYMAN HARDY delivered a claim signed by WILLIAM "BILL" MCFARLAND to the JV which falsely and fraudulently stated that COP-1 now resulted in an increase in cost to SSSI in the amount of $410,604.
     (23) On or about February 18, 1992, PAUL EDSON transmitted a letter from WILLIAM "BILL" MCFARLAND to the JV which attached a Certificate of Current Cost or Pricing Data, dated December 19, 1991, signed by SSSI Controller Rudy Kusak.
     (24) On or about March 30, 1992, PAUL EDSON transmitted a letter from WILLIAM "BILL" MCFARLAND to the JV which attached a Certificate of Current Cost or Pricing Data, dated March 31, 1992, signed by SSSI Controller Rudy Kusak.
     In violation of Title 18, United States Code, Section 371.

                                      COUNT TWO
             MAJOR FRAUD AGAINST THE UNITED STATES - 18 U.S.C. Section 1031
                                 A.     Introduction
     1. The allegations of Section A of Count One are repeated and realleged as if fully set forth herein.

                              B.   THE CONTRACT AWARD
     2. On or about May 16, 1984, the United States, in a procurement of property and services, awarded prime contract number F41608-84-C-A100, to the Joint Venture of CRS Sirrine + Metcalf & Eddy, the value of said prime contract being in excess of $1,000,000.
     3. On or about October 1, 1987, the United States, through the Joint Venture of CRS Sirrine + Metcalf & Eddy, awarded sub-contract number 87-HOPSH 179 to SSSI, the value of said sub-contract being in excess of $1,000,000.

                    C.   The Scheme to Defraud The United States
     4. From in or about July, 1987, to on or about April 1, 1992, in connection with the foregoing procurement, the defendants,
                          STEWART & STEVENSON SERVICES, INC.,
                                    BOB H. O'NEAL,
                               WILLIAM "BILL" MCFARLAND,
                                      PAUL EDSON,
                                            and
                                     LYMAN HARDY
each aiding and abetting one another, did knowingly devise and attempt to devise a scheme and artifice to defraud the United States.

                       D.     The Manner and Means of the Scheme
     5. The manner and means of the scheme and artifice to defraud are set forth in Section C of Count One, the allegations of which are repeated and realleged as if fully set forth herein.

                          E.  The Execution of the Scheme
     6. On or about the dates set forth below, in the Houston Division of the Southern District of Texas, and elsewhere,

                          STEWART & STEVENSON SERVICES, INC.,
                                    BOB H. O'NEAL,
                               WILLIAM "BILL" MCFARLAND,
                                      PAUL EDSON,
                                         and
                                     LYMAN HARDY,
defendants herein, with the intent to defraud the United States and for the purpose of executing and attempting to execute the aforementioned scheme and artifice to defraud the United States, knowingly caused the following acts of execution to be committed, and in doing so caused a gross loss to the United States of more than $500,000 and a gross gain to the defendant, SSSI, of more than $500,000:

                                  ACTS OF EXECUTION
     (1) On or about October 2, 1989, PAUL EDSON, sent a letter to the JV, with carbon copies to several SSSI employees including BOB O'NEAL, WILLIAM "BILL" MCFARLAND, and LYMAN HARDY, stating that SSSI was rescinding their "no cost change" position because their analysis now indicated that using stainless steel pipe would cost more than using HSI pipe.
     (2) On or about November 21, 1989, LYMAN HARDY stated to Roger Varner at Wisconsin Centrifugal that SSSI was willing to pay the costs of Wisconsin Centrifugal if it was willing to provide a quote to SSSI for HSI pipe.
     (3) On or about November 21, 1989, LYMAN HARDY sent a SSSI internal memo to PAUL EDSON summarizing a telephone conversation he had with Roger Varner at Wisconsin Centrifugal regarding the withdrawal of their quote for HSI pipe.
     (4) On or about January 11, 1990, LYMAN HARDY sent a SSSI internal memo to PAUL EDSON stating that the current documented cost of the HSI pipe was $368 per linear foot.
     (5) On or about May 11, 1990, WILLIAM "BILL" MCFARLAND submitted a claim to the JV, which was carbon copied to PAUL EDSON and LYMAN HARDY, which falsely and fraudulently stated that COP-1 resulted in an increase in cost to SSSI in the amount of $869,767.
     (6) On or about May 11, 1990, WILLIAM "BILL" MCFARLAND attached an altered bid from a foundry in England to the claim as support that COP-1 resulted in an increase in cost to SSSI in the amount of $869,767.
     (7) On or about October 31, 1990, LYMAN HARDY delivered a claim signed by WILLIAM "BILL" MCFARLAND to the JV which falsely and fraudulently stated that COP-1 now resulted in an increase in cost to SSSI in the amount of $410,604.
     (8) On or about February 18, 1992, PAUL EDSON transmitted a letter from WILLIAM "BILL" MCFARLAND to the JV which attached a Certificate of Current Cost or Pricing Data, dated December 19, 1991, signed by SSSI Controller Rudy Kusak.
     (9) On or about March 30, 1992, PAUL EDSON transmitted a letter from WILLIAM "BILL" MCFARLAND to the JV which attached a Certificate of Current Cost or Pricing Data, dated March 31, 1992, signed by SSSI Controller Rudy Kusak.
     In violation of Title 18, United States Code, Section 1031.

                                      COUNT THREE
                         FALSE STATEMENT - 18 U.S.C. Section 1001
On or about May 11, 1990, in the Houston Division of the Southern District of Texas, in a matter within the jurisdiction of the United States Air Force, a department and agency of the United States, defendants,
                                         SSSI,
                                          and
                               WILLIAM "BILL" MCFARLAND,

aided and abetted by defendants,

                                    BOB H. O'NEAL,
                                      PAUL EDSON,
                                          and
                                     LYMAN HARDY,
did knowingly and willfully make and use a material false writing and document by presenting to the United States Air Force, through the JV, a contract pricing proposal (Standard Form 1411), with attachments, reflecting an increase to the PGS sub-contract price in the amount of $980,612 ($869,767 cost plus $110,845 profit) attributable to the change in pipe from HSI pipe to stainless steel pipe, knowing the same to be false and fraudulent in that the change in pipe actually resulted in a substantial cost savings to SSSI.
     In violation of Title 18, United States Code, Section 1001 and 2.

                                      COUNT FOUR
                       FALSE STATEMENT - 18 U.S.C. Section 1001
     On or about October 31, 1990, in the Houston Division of the Southern District of Texas, in a matter within the jurisdiction of the United States Air Force, a department and agency of the United States, defendants,
                                         SSSI,
                                          and
                              WILLIAM "BILL" MCFARLAND,

aided and abetted by defendants,


                                     BOB H. O'NEAL,
                                      PAUL EDSON,
                                          and
                                      LYMAN HARDY,
did knowingly and willfully make and use a material false writing and document by presenting to the United States Air Force, through the JV, a contract pricing proposal (Standard Form 1411), with attachments, reflecting an increase to the PGS sub-contract price in the amount of $462,932 ($410,604 cost plus $52,328 profit) attributable to the change in pipe from HSI pipe to stainless steel pipe, knowing the same to be false and fraudulent in that the change in pipe actually resulted in a substantial cost savings to SSSI.
     In violation of Title 18, United States Code, Section 1001 and 2.

                                      COUNT FIVE
                        FALSE STATEMENT - 18 U.S.C. Section 1001
     On or about February 18, 1992, in the Houston Division of the Southern District of Texas, in a matter within the jurisdiction of the United States Air Force, a department and agency of the United States, defendants,
                                         SSSI,
                                          and
                                WILLIAM "BILL" MCFARLAND,

aided and abetted by defendants,

                                     BOB H. O'NEAL,
                                      PAUL EDSON,
                                          and
                                      LYMAN HARDY,
did knowingly and willfully make and use a material false writing and document by presenting to the United States Air Force, through the JV, a certificate of current cost and pricing data for the Global Settlement, knowing the same to be false and fraudulent; that is that SSSI had not provided accurate, complete and current pricing data to the Joint Venture regarding the cost impact of COP-1.
     In violation of Title 18, United States Code, Sections 1001 and 2.

                                      COUNT SIX
                        FALSE STATEMENT - 18 U.S.C. Section 1001
     On or about March 30, 1992, in the Houston Division of the Southern District of Texas, in a matter within the jurisdiction of the United States Air Force, a department and agency of the United States, defendants,
                                         SSSI,
                                          and
                               WILLIAM "BILL" MCFARLAND,

aided and abetted by defendants,

                                    BOB H. O'NEAL,
                                     PAUL EDSON,
                                         and
                                    LYMAN HARDY,
did knowingly and willfully make and use a material false writing and document by presenting to the United States Air Force, through the JV, a certificate of current cost and pricing data for the Global Settlement, knowing the same to be false and fraudulent; that is that SSSI had not provided accurate, complete and current pricing data to the Joint Venture regarding the cost impact of COP-1.
     In violation of Title 18, Untied States Code, Section 1001 and 2.
                                                  A TRUE BILL

                                                  /s/ Frank B. Heath
                                                  ____________________________
                                                  FOREPERSON OF THE GRAND JURY


GAYNELLE GRIFFIN JONES
United States Attorney


     /s/ Albert A. Balboni
By:  ________________________________
     ALBERT A. BALBONI
     Assistant United States Attorney

EXHIBIT 2
Contents
Business Practices Program                                                    1
     A Simple Test for Proper Conduct                                         2

Our Commitments                                                               3
     Commitment to Employees                                                  3
     Commitment to Customers                                                  3
     Commitment to Quality                                                    4
     Commitment to Suppliers                                                  4
     Commitment to the Environment, Health & Safety                           5

Everyone's Responsibility                                                     6
     The Company                                                              6
     Every Employee                                                           6
     Supervisors                                                              6

Compliance With Laws and Company Policies                                     7
     Antitrust                                                                7
     Books and Records                                                        7
     Communications                                                           8
     Company Assets                                                           8
     Company Confidential Information                                         9
     Competitors' Information                                                 9
     Conflicts of Interest                                                    9
     Discrimination and Harassment                                           10
     Former Government Employees                                             10
     Gifts and Entertainment                                                 10
     Government Contracts                                                    11
     Inside Information                                                      12
     International Business                                                  12
     Political Contributions and Activities                                  13

Abiding by the Standards                                                     14
     Discipline                                                              14
     How to Get Help                                                         14
     Confidentiality                                                         14
     Use of the Business Practices Program                                   14

Questions & Answers                                                          15

Our Basic Principles

WE BELIEVE IN AND ARE PLEDGED TO:

Our Company Is Great Because of Its Employees

1.   Do Unto Others As You Would Have Them Do Unto You

There is no greater principle as a keystone to all other principles and implementations than our old Golden Rule. This philosophy must apply in all human relationships, whether it be with our own people, customers, suppliers, or the general public.

2.   Select The Right People For The Right Job

Growth of an organization is dependent on care in selection of people who are physically, mentally and temperamentally suited for the position regardless of how big or how small the job. People should be selected who can develop and grow.

3.   Provide Training And Education For Our Employees

Every possible means for training and education should be provided so that each employee may prepare and qualify for greater responsibilities as the opportunities occur.

4.   Promote Cooperation Between Departments

Keen understanding between the various divisions and departments should be developed. Each individual can and will assist the other for the mutual benefit of all.

5.   Encourage Ideas, Suggestions and Criticism

Provide the means for everyone to freely offer ideas, suggestions, or criticisms for improvement of every aspect of our business.

6. Provide Means Of Assisting Everyone In Our Organization To Develop Security For Themselves And Their Family

The Company should provide means for the individual to grow and develop and thus create personal and family security through their own efforts. The Company should provide:

     a.   Opportunities for promotion and growth of each individual.

     b. Participation in profits due to individual efforts, wherever practicable.

     c.   A method for participation in stock ownership.

     d. Attractive insurance and saving plans to assist in completing their security programs.

Letter to All Employees

Our Standards of Business Practice should provide assistance to all employees of Stewart & Stevenson. It should give you guidance in making sound business decisions.

If you are ever uncertain about the meaning of something in this set of standards or if you have questions or concerns about the application of these guidelines, this handbook can tell you how to acquire assistance.

Stewart & Stevenson is a business. As a business we must remain profitable to remain viable. But profitable operations are not our only concern. We must always observe all relevant laws and regulations no matter where we are in the world. We must also treat employees, customers, suppliers, regulators and our communities with fairness, honesty, and respect.

In nearly 100 years, our company has grown from a small family business to an international, publicly traded corporation with thousands of employees all over the world. This company aims to be successful in the long run. That means that in order to preserve our reputation as an honest company we must sometimes make decisions in the near term which only pay off in the long run. If there is one principle which should guide all of your actions at Stewart & Stevenson it is:

              Do unto others as you would have them do unto you.

This Golden Rule should be what guides you first and foremost. Our ethical behavior, in and out of the work place, should reflect the following:

         Be honest. Don't mislead or withhold information.
         Demonstrate integrity. Resist pressure to do wrong; be your best self.
            Stand up for what you believe is right.
         Keep promises. Keep your word and honor commitments.
         Be loyal. Stand by family, friends, company, community, and country. Pursue excellence.
         Be responsible. Think before you act; be accountable.
         Be kind and caring. Show you care through generosity and compassion. Treat all people with respect. Be courteous and polite; be tolerant and accepting of individual differences.
         Be fair. Treat all people fairly; listen to others and try to understand what they are saying and feeling.
         Be a good citizen. Obey the law and respect authority. Protect the environment.

Sometimes taking the high road in a situation can be difficult and painful. But remember that we expect only the best from all Stewart & Stevenson employees. Take pride in this company and know that its success depends on its good reputation and that good reputation depends on each of you. Thank you for helping to maintain the integrity and reputation of Stewart & Stevenson.

C. Jim Stewart II                    Robert Hargrave
Chairman of the Board                Vice President and Treasurer
                                     Chief Executive Officer

Business Practices Program

The Stewart & Stevenson Standards of Business Practice is the focal point of the Company s Business Practices Program. The purpose of the program is to provide employees with the necessary information about the Company s standards so that they will be able to base their actions on these sound principles.

These words alone are not enough to help you in this task. The Business Practices Office was established to ensure that:

         You know and understand the policies and standards of the Company
         You know and understand the laws and regulations which affect your job If you have a question about a law or policy or about what the Company would consider proper business practice, you can get a prompt answer
         If you witness something that appears suspicious, there is a safe way to inform the Company without fear of retaliation

This handbook on Standards of Business Practice does not contain an answer to every question and does not explain every law, regulation or policy which you will need to know in doing your job. In some cases there may be more detailed policies or guidelines. If you are ever uncertain about a law, regulation or policy, you should seek clarification and may do so from:

         your supervisor - phone ________________________________________
         the Business Practices Advisor at your facility name __________________________________________________________
          phone _________________________________________________________
         the Business Practices Officer of the corporation, T. Michael Andrews, via voice or fax, at:
                          869-3338 (Houston area) or
                       1-800-272-4597 (all other areas)

                               IF IN DOUBT, ASK!

All employees as well as agents and representatives of the Company must observe these Standards of Business Practice. The Business Practices Office can provide you with advice about the right thing to do. You should contact your local Business Practices Advisor and/or the Business Practices Officer to report any incidents that appear to violate our Standards of Business Practice. The Business Practices Office will make every effort to protect your confidentiality and will ensure that your questions are answered and your concerns are investigated. You may even call the Business Practices Office anonymously, if you prefer.

A Simple Test for Proper Conduct

If you are not certain that your actions are proper, a simple way to check is to ask yourself the following questions:

         How would I feel if my family or friends knew of my actions?

         Would I behave differently if I knew my actions would be reported on the evening news?

         Are my actions legal?

         Does this meet the  Golden Rule  test?

Remember: If in doubt, do the right thing. If you don't know what's right, DON T DO IT. First check with one of the sources of advice listed in this handbook.

If in Doubt, ASK!

Our Commitments

Commitment to Employees

Before Stewart & Stevenson can create quality products and services in order to win customers, we must have dedicated and dependable employees to make it all possible. Each employee should be provided the opportunity to make a positive contribution to the Company and be rewarded for it. The Company has a responsibility to each and every employee to:

         Create an environment where people are fulfilled, challenged and well treated.
         Promote from within the Company whenever possible
         Provide training and resources so that employees may excel in current and future positions
         Instill in employees a sense of personal responsibility and ownership in everything they do
         Recognize individual differences
         Reward and promote employees based on individual merit and hard work Provide honest and timely feedback on employee performance
         Create an environment where employees can relate concerns without fear of retaliation
         Maintain a clean, safe, drug-free  work environment
         Provide competitive salaries and benefits to all employees
         Offer stock ownership to all employees

Commitment to Customers

The cornerstone of Stewart & Stevenson s long-term success has been our real commitment to our customers. As a company we must always remember that our customers come first. We must be honest and open with our customers. We should:

          Seek innovative solutions to customer needs
          Respond to customer needs promptly and courteously
          Instill confidence and trust in our customers
          Anticipate customer needs and aggressively fulfill them
          View customer relationships as long-term partnerships
          Deliver products in a timely manner without sacrificing quality Promise only what we can deliver
          Be honest with customers
          Always sell products and services which meet the customers needs not our needs
          Strive to increase customer s knowledge of our company and our industry
          Accurately answer customer questions

Commitment to Quality

The Company is committed to providing the highest quality products at the most competitive price.

Every employee is responsible for ensuring that we deliver high quality products and services. We will not ship a product or complete a service unless we can guarantee that it meets the performance and quality expectations of our customer and the quality requirements of law. Each employee at every level has a responsibility to constantly monitor for quality. Only through high quality goods and services which meet specifications can we meet or exceed our customers expectations. Remember:

          Pay attention to details no matter how small or obscure
          Correct any problems which are your responsibility, notify the responsible person of any problem you notice
          Always alert your supervisor or quality assurance supervisor to any problems
          Always use approved materials, components or procedures
          Always do specified testing requirements
          Always seek approval from the Quality Assurance department and your supervisor before deviating from any quality requirements
          Do not ship products with quality problems just to meet a deadline Only ship products which meet or exceed the customers requirements

Commitment to Suppliers

Our suppliers are a valuable resource to the Company. We should always treat them fairly and courteously. In deciding among suppliers, always be objective and impartial. Base buying decisions on factors such as price, quality, technical reliability and delivery. To maintain the integrity of the Company you should:

          Maintain the confidentiality of suppliers proprietary and confidential information
          Provide competitive information about Stewart & Stevenson only on a need to know basis
          Never try to influence a purchasing decision because of personal relationships with potential suppliers
          Promote competition among suppliers to ensure value and continued supply
          Use a sole-source supplier only if absolutely necessary and approved by management
          Always follow Stewart & Stevenson s rules on accepting gifts and entertainment
          Not expect suppliers to purchase our products as a condition to purchasing their products
          Develop mutual trust with suppliers
          Not disparage or relate weaknesses of a supplier to other suppliers or anyone outside of Stewart & Stevenson

Commitment to the Environment, Health & Safety

We are committed to producing quality products and services in a safe, efficient and environmentally sound manner while maintaining a workplace that protects the health and safety of our employees and the communities surrounding our facilities. To carry out this commitment, we will:

          Conduct all our operations in compliance with all applicable environmental, health and safety laws and regulations
          Integrate environmental, health and safety awareness into our business decisions
          Make environmental and safety improvements beyond those legally required, when prudent to effectively manage risks
          Set company and employee performance standards that promote positive safety and environmental behavior, and provide resources, training and incentives to ensure meeting these standards
          Encourage innovation in our processes and products to minimize or prevent the creation of waste and the discharge of contaminants to the air, land or water
          Establish procedures and programs to implement our company s environmental, health and safety policy
          Maintain our commitment by verifying continuous improvement through periodic independent audits
          Communicate our environmental, health and safety commitment to our employees, neighbors, customers and shareholders
          Cooperate with regulatory agencies as needed to address environmental, health and safety issues


                       Everyone s Responsibility

                       Creating and maintaining an honest and open workplace is the responsibility of each and every employee at Stewart & Stevenson no matter who they are.

The Company

The Company has a responsibility to:

          Implement the Business Practices Program
          Regularly update and distribute the Standards of Business Practice to all employees
          Through training and communications, make sure that every employee is aware of and understands the Standards of Business Practice
          Provide ongoing training on other relevant laws, regulations and policies
          Create a work environment that is supportive of the Standards of Business Practice and which promotes honesty and integrity
          Make sure that employees are following the Standards of Business Practice
          Provide resources for employees to voice concerns or relate problems in a safe and confidential way

Every Employee

Each and every employee of this Company has a responsibility to:

          Regularly read and understand the Standards of Business Practice Uphold the Standards of Business Practice in their words, deeds and actions
          Ask a supervisor, Business Practices Advisor or Business Practices Officer if unsure about the proper thing to do Help create an environment that supports the Standards of Business Practice
          Advise other employees if they may be violating the Standards of Business Practice
          Be alert to any situations which have the potential to violate the Standards of Business Practice or which may be illegal or improper Report any violations of the Standards of Business Practice to a supervisor, Business Practices Advisor or Business Practices Officer

Supervisors

Every employee who manages or supervises other employees has a responsibility to ensure that all elements of the Business Practices Program and Standards of Business Practice are implemented. Supervisors will be evaluated on their efforts to:

          Ensure that all new and existing employees receive and understand the Standards of Business Practice and understand its meaning and application
          Provide regular re-training and review of the Standards of Business Practice for each employee
          Demonstrate a commitment to the Standards of Business Practice through words, behavior and actions
          Emphasize the importance of following all aspects of the Standards of Business Practice
          Ensure that each employee knows where to report violations and understands that there will be no repercussion for doing so.

Compliance With Laws and
Company Policies

Every person employed by or representing Stewart & Stevenson must ensure that the Company complies with the letter and spirit of all laws and regulations governing its activities.

Antitrust

It is our goal to compete on the basis of free competition and to provide our customers with the best products at a fair price. The antitrust laws of the United States and the trade laws of most countries and states in which we do business state that in order to make competition free, open and fair to consumers we must not:

          Fix or control prices with competitors
          Divide up territories or markets
          Limit the production or sale of products
          Boycott certain suppliers or customers
          Unfairly control or restrict trade in any way
          Restrict a competitor s marketing practices
          Disparage a competitor or mislead a customer

Employees involved in sales, marketing and pricing should never discuss such matters, even informally, with competitors. Employees should be careful to protect the Company by not discussing products, pricing and markets with competitors. Any attempt by a competitor to initiate such a discussion should be promptly reported to Corporate General Counsel.

Books and Records

Accurate and complete information is important for the efficient and proper management of our business. Many people rely on reports and records in order to do their jobs including fellow employees, management, suppliers, government regulators, stockholders, investors, and creditors.

We expect all employees and agents of this company to be truthful, honest and complete as possible in all records and reports. No one should ever intentionally mislead or misinform those who receive information. We must be careful not to make false or misleading statements.

Information should be honest and accurate within the Company as well so that problems can be identified and solved. Employees should respond completely and truthfully to requests by internal audit, legal staff, independent accountants and special counsel. It is equally important that such responses include all relevant information, even if not specifically requested. Remember also:

          Follow proper procedures to ensure that all transactions are properly authorized, documented and recorded
          Payments for services rendered by outside sales representatives, cash disbursements from petty cash funds, and checks payable to cash are subject to close scrutiny if excessive in amount or frequency Anonymous or numbered bank accounts, off-book assets, and false invoices are strictly prohibited
          Disbursements of funds from any company account must reflect the actual recipient as the payee and must be supported by documentation showing the business purpose

Communications

Stewart & Stevenson s reputation has been built on integrity. Continued success of our company depends upon open, accurate and honest communication at all levels in the Company and with all parties outside of the Company while protecting company sensitive information and documentation. We must always be truthful and accurate in all communications with customers, suppliers and competitors. No communication should intentionally mislead or make false or exaggerated claims. Our promotional literature and advertising must protect and enhance our reputation by providing clear and complete information about our own products and not making misleading statements about our competitors products.

Our concern for truth in all communications includes communication between employees. Delivering bad news or making an honest assessment can sometimes be difficult, especially when dealing with your superiors. Sound information is the basis of sound business decisions. We must all work to create an environment where information flows freely and openly.


Company Assets

Protect the Company s assets and property as you would your own. Employees are occasionally permitted to perform routine personal tasks while at work such as calling home briefly to check on a child or making a copy of one s tax returns. However, excessive, non-routine and expensive use of company time, assets or equipment is not permitted. Examples of unacceptable personal uses of company resources which require a supervisor s permission could include:

          Personal long-distance calls
          Photocopy tasks of more than 10 pages
          Use of computers, word processors or printers for more than a few minutes
          Use of tools, equipment and machines
          Use of company paper, pens, folders and notebooks at home for family members use
          Personal use of a company vehicle

Use of company resources for personal, community or charitable purposes must receive prior approval.

Company Confidential Information

Among our company s biggest assets are our trade secrets and confidential information. We must all take care to protect this information just as we would with any corporate asset. Be careful to never discuss with anyone outside the Company any information which is not publicly available. This information would include:

          unannounced products
          prices
          earnings that are not publicly disclosed procurement plans business volumes capital requirements confidential product performance data personnel information any classified information marketing and service strategies business plans business or supplier negotiations

Employees should be careful not to inadvertently discuss confidential information with authorized Stewart & Stevenson personnel if they are in the presence of someone who is not authorized or who might overhear. This also applies to discussions with family members or friends who might unintentionally and innocently pass the information along. Employees have an ongoing obligation to safeguard this information even after they leave Stewart & Stevenson.

As a company which uses the technology of many of our suppliers and customers, we must also be careful to protect their proprietary technology and information. This includes government classified information and any other information entrusted to us for other uses.

Competitors' Information

Employees may learn about competitors products and services through publicly available information such as trade journals or published specifications. Under no circumstances should an employee undertake improper means to obtain or be the recipient of improperly obtained competitive information.

Further, Stewart & Stevenson will not hire competitors employees in order to get confidential information. If an employee has somebody s trade secrets or proprietary information when they join Stewart & Stevenson, they must not disclose them or cause the Company to make use of them. Legal and ethical requirements are involved and take precedence over gaining a competitive advantage.

Conflicts of Interests

Employees have an obligation to avoid having their personal interests conflict with the Company s interests. In order to preserve the strong reputation of Stewart & Stevenson, it is important to avoid any conflicts or even the appearance of a conflict. A conflict of interest occurs when an employee has a relationship with or interest in a supplier, customer, or competitor of the Company which could be seen as having the potential to influence their objectivity toward Stewart & Stevenson. If you think that you or a member of your family may have a conflict or appearance of a conflict of interest, you must consult with Corporate General Counsel for guidance.

Discrimination
and
Harassment

The Company believes that the diversity and abilities of its employees are among its greatest assets and that all individuals deserve an equal opportunity on the basis of skill, dedication, knowledge and experience.

It is the policy of the Company that the recruiting, hiring, transferring, promoting, compensating, disciplining and terminating of employees will be without discrimination regardless of race, sex, religion, age, national origin, handicap, disability or Vietnam Era Veterans status. All persons will be treated equally.

No officer or employee shall engage in, or permit any person that reports to him or her to engage in slurs, jokes, intimidation or other conduct that is degrading, demeaning or offensive.

The Company has adopted various written policies regarding its employment practices, the full text of which can be obtained from the Company's Human Resources Department. It is each officer's and employee's responsibility to become familiar with the scope and content of such policies and to implement such policies within his or her respective areas of responsibility.


Former
Government
Employees

Federal law prohibits the hiring of former government employees who were recently involved in the award of or administration of Stewart & Stevenson government contracts. These laws also limit the assignment of former government employees. Before any discussions are initiated with a present or former government employee regarding employment with Stewart & Stevenson, the Stewart & Stevenson Corporate Human Resources Department must be contacted for instructions.

Gifts and
Entertainment

Stewart & Stevenson believes that customers should purchase our products because they provide the best quality, service and price; and because we stand behind our products. We do not want to affect our customers' judgment or have suppliers try to affect our judgment based on gifts or entertainment. While we understand that some exchange of business courtesies is normal and appropriate, we must always be careful.

Pertaining to Non-Government Customers, Suppliers, and Others
Employees are allowed to infrequently accept or offer gifts valued at $25 or less in connection with business relationships consistent with normal business practices in the industry and geographic area involved.

Employees are allowed to infrequently accept or offer meals and entertainment of reasonable value in connection with business relationships consistent with normal business practices in the industry and geographic area involved.

An employee must obtain permission from his or her Group Vice President prior to the receipt or offer of a gift of a recreational activity involving travel or overnight lodging with a business associate. Where such an activity is offered, the anticipated recipient should confirm that the planned entertainment does not violate the business standard practices of his or her company.

Pertaining to Government Customers
Employees may not provide any gifts, entertainment, meals, or anything else of value to any government official, other than minor refreshments in conjunction with business discussions or promotional items with the Company logo of less than $10 in value.

Government Contracts

Stewart & Stevenson will strictly observe the laws, rules, and regulations which govern the acquisition of goods and services by any governmental agency of any country. Stewart & Stevenson employees who deal with any governmental agency are responsible for learning and complying with all rules that apply to acquisitions by federal, state and local governments, and by foreign governments.

No Stewart & Stevenson employee shall attempt to obtain, from any source, government information that is procurement-sensitive, or any information of a competitor in circumstances where there is reason to believe the release of such information by the government is unauthorized. Stewart & Stevenson employees will strictly observe all laws and regulations regarding classified information.

Employees are prohibited from engaging in any conduct in violation of the Anti-Kickback Act of 1986. This law prohibits government contractors and subcontractors from providing or receiving anything of value for the purpose of giving or getting favorable treatment, including influencing a procurement action. Employees having influence on procurement decisions must be careful to avoid actual or potential conflicts of interest and may be required to certify from time to time that they have not violated, and do not know of any other employee who has violated, any provisions of the act. In addition, federal appropriated funds shall not be used to pay anybody to influence, or attempt to influence, anyone employed by the Executive or Legislative Branches, including Members of Congress and their staffs, in connection with the award of government contracts or contract modifications. When other than appropriated funds are used for this purpose to pay non-employees of Stewart & Stevenson, a special government report must be made.

Stewart & Stevenson will observe fully other obligations of government contractors including:

          Proper charging of all labor and material costs
          Exclusion of any unallowable costs from charges to the government Full compliance with all rules related to the submission of cost and pricing data as that term is used in the Truth in Negotiations Act Full compliance with contract specifications and requirements, including testing and quality assurance requirements
          Full compliance with government rules governing accounting for independent research and development as well as bid and proposal expenses
          Proper treatment of all indirect costs, including any rules of cost allocability or allowability that may apply in our work

Inside
Information

Employees of Stewart & Stevenson have access to information which investors outside the Company do not have. An employee must not use inside information to influence personal or anyone else s investment decisions regarding the Company s stock or the stock of any company with which we do business. The law defines inside trading as decisions about the purchase or sale of stock based on material information about the Company or a company with which we do business and which is not publicly available. Material information is information which would be important to a reasonable investor in deciding whether to buy, sell or hold stock. Everyone should be careful not to disclose, even innocently, any non-public inside information to family members or friends who might innocently or unintentionally pass it along to others.

International
Business
Stewart & Stevenson has grown from a small local company to one doing business in countries throughout the world. Our employees and agents are expected to comply with all U.S. and foreign laws while conducting business outside the United States, including the U.S. Foreign Corrupt Practices Act.

The Foreign Corrupt Practices Act and other U.S. laws prohibit the payment or offering of anything of value to foreign government officials or members of their families or political parties. The acts of foreign agents used to facilitate business are considered the Company s acts. We must never use an agent or representative to do indirectly what would be illegal or unfair for us to do directly. It is the responsibility of each employee and agent to investigate and determine to the extent possible whether an improper payment is being made. Ignoring the possibility of improper payments is not acceptable.

Facilitating payments, which are small payments demanded from low-level government personnel to perform routine clerical functions such as inspecting goods, securing required permits or passing goods through customs are strongly discouraged. While facilitating payments may sometimes be allowed under U.S. law, such payments are likely not to be permissible under foreign law. Before any such payment is made, obtain the approval of Corporate General Counsel. Also note that for facilitating payments to be legal under U.S. law they must be documented and reported.

Sometimes U.S. and international customs and laws are not the same. If U.S. law or company policy is more restrictive than local law or custom, observe U.S. law and company policy. If local law or custom is more restrictive than U.S. law or company policy, observe local law or custom.

Stewart & Stevenson will not participate in foreign boycotts not sanctioned by the U.S. government, nor provide any information that could be construed to further unsanctioned boycotts.

Political Contributions and Activities

Stewart & Stevenson believes in the value of democracy and the political process. We encourage employees to become involved in the political process at a local, state or federal level.

Stewart & Stevenson will not make, directly or indirectly, any contributions to a political party, candidate or public official except as permitted by law. This applies to both local and federal governments. Contributions made by individual employees or agents will not be reimbursed directly or indirectly by the Company even if made in the Company s name.

Although the Company does not normally make political contributions, it has created a political action committee (PAC) which can legally receive contributions from employees and make contributions to candidates and political organizations in connection with campaigns. Contributions to the PAC are confidential and voluntary. Employees should not use company time or resources, including telephones and photocopiers, to solicit contributions or any other form of support for political purposes. Under no circumstances should an employee pressure another employee or supplier to make political contributions to, or work for a candidate or political organization.

Abiding by the Standards

Discipline

Stewart & Stevenson stands behind the Standards of Business Practice and will try to fairly enforce its contents. Violations of the Standards will result in one or more of the following depending on the nature, frequency and severity of the violation:

          warning
          reprimand (marked in personnel file)
          probation
          temporary suspension
          discharge
          reimbursement of losses or damages
          criminal or civil prosecution

How to
Get Help

You should feel free to ask any question or raise any concern about the Standards of Business Practice with your supervisor, or the Business Practices Advisor at your facility, or the Business Practices Officer of the corporation.

Confidentiality

Communications with your Business Practices Advisor or the Business Practices Officer will be treated confidentially in accordance with legal obligations. If your identity is needed to address your question or concern, you will be advised in advance.

Anonymous communications are accepted on the Helpline. Not knowing who you are can make it very difficult to solve and understand certain problems. It also makes it difficult to report back to you. If you feel that you must remain anonymous when calling the Helpline, the Business Practices Officer can assign you a case number and you may call in later with your number to receive information on their efforts. Any confidential information such as discipline of other employees cannot be discussed with you by the Business Practices Officer.

Use of the
Business
Practices
Program

Any Company employee, supplier, contractor, customer, agent or representative may make use of the Business Practices Office to voice concerns or to receive clarification. However, any attempts by an employee to use the Business Practices Office to intentionally harm a person through false accusations or other wrongful actions are prohibited. Employees who report a problem in good faith and believe it to be true will never be reprimanded.

No employee should ever retaliate or threaten retaliation to another employee for raising a concern about the enforcement of the Standards of Business Practice or any other Company policy. This violates company policy and the law.

Questions & Answers

We understand that the Standard of Business Practice cannot provide concrete answers to every workplace question. These questions and answers are meant to increase your understanding of the Standards of Business Practice and provide answers to commonly asked questions that arise at work. If the Standards of Business Practice or these questions and answers do not clearly answer a question or concern fully, please ask your supervisor, your Business Practices Advisor or the Business Practices Officer.

Business Practices Program

Q: If I have a question about proper business conduct or have witnessed something that may be improper, whom should I contact?

A: While we encourage you to go to your supervisor with your concerns, there may be times when it would be impractical to do so. If this is the case or if your supervisor does not give you a satisfactory response, you can turn to a representative from the Business Practices Office. Many company locations have a designated Business Practices Advisor. The Advisor will usually be an employee who has other job responsibilities and who has been specially trained on how to help other employees who have raised concerns. There is also the Corporate Business Practices Officer who is responsible for the overall management of the Business Practices Program throughout the corporation. He or she is the person who will answer the Corporate Helpline, ensure that you receive a prompt response and oversee any necessary investigation.

Q: Sometimes being ethical means losing business or profit. Does the Company really expect me to be ethical if it means losing business?

A: Yes. Stewart & Stevenson is committed to preserving its reputation for honesty and integrity in the long run. Our long-term profitability depends on your ethical conduct today and every day.

Q: I recently saw something at work which I believe breaks the law but I wasn't completely sure. I am afraid to report it in case I am wrong.

A: Anything that you witness that you honestly believe could be illegal, wrong or in violation of Company policy should be reported to your supervisor, the Business Practices Office through the Helpline or your local Business Practices Advisor. As an employee of Stewart & Stevenson it is your duty and responsibility to report such problems. Employees who report a problem in good faith and believe it to be true will never be reprimanded. The only time employees will be disciplined for contacting the Business Practices Office is when they deliberately report something which they know is false or misleading in order to harm someone else.
Q: What should I do if my supervisor asks me to do something which I think is unethical or illegal?

A: If you are ever asked to do something which you believe is wrong, you should not do it no matter who asks you. If you are comfortable talking to your supervisor, this should be your first step. If you are not comfortable talking to your supervisor or if you do not receive a satisfactory response, contact your Business Practices Advisor or the Business Practices Officer on the Helpline.

Q: I have a question about the Standards of Business Practice. Whom should I contact?

A: We always encourage you to speak to your supervisor first since he or she will probably be in the best position to help you. However, if you are uncomfortable asking your supervisor for any reason, you should feel free to contact your local Business Practices Advisor who is trained on the Standards of Business Practice and on how to help you. You can also contact the Corporate Business Practices Officer directly on the Helpline.

Q: Do our Standards of Business Practice apply to consultants, agents or other representatives of the Company?

A: Yes. When the Company hires any representative, agent or consultant, that person should be given a copy of the Standards of Business Practice and is expected to abide by it just like employees of Stewart & Stevenson.

Confidential
Information
& Trade
Secrets

Q: What should I do if I receive information about a competitor that is confidential or proprietary?

A: All such material should be forwarded immediately to the corporate general counsel's office. You should not read or make any copies of the material. If you are given such information orally in person or on the telephone you should immediately inform the person that it is against Company policy and that such discussions should terminate immediately. This is true even if a customer gives you the information.

Inside
Trading

Q: If I hear information that Stewart & Stevenson is about to acquire another large company, may I buy or sell by Stewart & Stevenson stock?

A: Absolutely not. Since you are a Stewart & Stevenson employee you are probably considered an insider under U.S. law. Only after the information has become publicly available may you trade stock unless it is part of a routine stock purchase plan.

Q: May I buy stock in the other company which is about to be acquired by Stewart & Stevenson?

A: No. The prohibition against inside trading applies to information obtained about other companies as well as Stewart & Stevenson.

Q: I purchase Stewart & Stevenson stock every pay period as part of the employee stock ownership plan. Sometimes I receive information about quarterly earnings before the public does. Are my routine stock purchases illegal?

A: No. Regular purchases of stock which are part of your benefits as an employee are allowed, even if you have inside information at the time. However, you may not sell stock while you have such inside information.

Q: Am I allowed to tell a friend or relative about important company information so that they can buy or sell stock?

A: No. You will be violating inside trading laws in this situation too. Both you and your friend or relative would be liable under the law.

Treatment of
Employees

Q: What should I do if I feel that I have been discriminated against at work?

A: If you believe that you or any other employee has been discriminated against at Stewart & Stevenson, you should report it immediately to your supervisor, the Corporate Human Resources Department, your Business Practices Advisor or the Business Practices Officer.

Q: Some people that I work with have calendars with pictures which are sexually suggestive. These pictures make me uncomfortable. Are they appropriate?

A: Pictures such as these are inappropriate at Stewart & Stevenson. If this or any other sexually suggestive behavior or words make you uncomfortable, they should be brought to the attention of your supervisor.

Q: My manager has instituted policies on such things as maternity leave, sick leave and comp time which are more restrictive than elsewhere in the Company. What should I do?

A: You should first speak to your manager about these differences. However, if you are uncomfortable talking to your manager, you should contact the Corporate Human Resources Department, your Business Practices Advisor or the Business Practices Officer.

International
Business Practices

Q: We use foreign agents in many countries around the world to help us make sales. One agent asked me to increase his commission and I worry that the extra money may be used to pay or bribe local officials. What should I do?

A: If you suspect that the Company's money could be used improperly, you have a responsibility to investigate. No payments should be made to any agent unless you are certain that illegal payments are not being made. With every agent you have a duty to ask how the Company's money is being spent. If you suspect that illegal payments may be made and do nothing to investigate or halt the practice, you and the Company could be liable under the law.

All contracts that the Company has with foreign agents contain provisions which obligate the agent to agree not to violate any laws, including U.S. anti-bribery laws. However, these contracts alone are not enough to always protect you or the Company. You have an obligation to go beyond the contract and make sure that our foreign agents are abiding by the law. Although this may seem culturally insensitive to the agent, you must explain that this is necessary to do business with a U.S. company.

Q: I sometimes do business outside the United States. Sometimes when a shipment arrives in a foreign country, the shipping clerk expects a small payment to facilitate paperwork. If I don't make the payment it could take months to get the equipment to the customer. What should I do?

A: Under U.S. law, these facilitating payments may be legal. Contact the Corporate General Counsel for approval before making such payments.

Gifts and
Entertainment

Q: Are regulations on meals and entertainment the same with all government agencies?

A: No. Regulations vary between federal, state, local and foreign government agencies. You should be familiar with the regulations before offering any business courtesies.

Q: A supplier sent me a pen and pencil set as a gift of thanks. May I accept it?

A: As long as the item is reasonably valued at $25 or less, you may accept it for personal use.

Q: A supplier offered me a discount on one of their products. May I take advantage of this offer?

A: Unless the discount is offered company-wide, you may not accept it. Discounts are regarded as personal gifts and should be declined.

Accuracy of
Books and
Records

Q: Will I be reimbursed for business expenses even if I have lost the receipt?

A: All business-related expenses should be properly recorded. You should always make every effort to keep receipts. In the rare instance where you have lost a cash receipt and have attempted to secure a replacement copy, you must indicate that the receipt was lost and receive the approval of your supervisor.

Political
Activities

Q: On my free time I volunteer for a political candidate. Is it okay for me to use my office to do some of this work?

A: No. You may not use Company time or resources to support any candidate or other political cause.

Q: Can my boss encourage me to contribute to a political campaign?

A: No. Any type of encouragement, no matter how innocent, by a supervisor could be perceived as coercion.

Q: Can the Company require me to contribute to its Political Action Committee
(PAC)?

A: No. If you chose to participate in the Company's PAC that is fine. But any contributions are completely voluntary and confidential.

Gathering and
Using
Information
about
Competitors

Q: We recently hired a person from one of our biggest competitors. She has extremely useful information about her old employer but it is confidential. Is it okay if we ask her to share it with us to help Stewart & Stevenson?

A: No. Even if she volunteers it, you cannot use the information. You should treat her confidential information just as you would want a former Stewart & Stevenson employee to treat our confidential information after leaving. She should be aware that our Company policy prohibits her from disclosing or relying on confidential information about her former company.

Q: At a recent trade show, one of competitors mentioned that they are considering increasing their prices because of certain market pressures. Everyone in the industry is under the same pressures. Is it okay to discuss price plans?

A: No. You should never discuss our future pricing plans even indirectly with anyone outside the Company. Similarly, you should never learn of competitor's pricing plans from them or from anyone else unless it is publicly available. If a competitor begins to discuss pricing plans with you, you must immediately and clearly break off the discussion even if that means being rude and walking out of a meeting. Any such occurrences should be reported immediately to the corporate general counsel's office.

Antitrust

Q: One of our government contracts has testing requirements which seem to overlap and duplicate other testing requirements. It seems like a waste of time and money to do both sets of tests. Do we have to keep doing both sets of test?

A: Yes. The government contract requires that both tests be performed. The Company may not change testing requirements without first telling the government and getting their approval. To not perform both required tests would be illegal.

Q: I received an anonymous package containing a competitor's pricing data and proposal. What should I do?

A: You must immediately give the document to the Corporate General Counsel. You should not make any copies of the information.

Q: One of our government customer's regulations does not allow us to purchase a meal for their employees. Can I have them to my home for dinner instead?

A: The rules which prohibit the Company from buying a customer's meal also prohibit us from inviting them for a meal in our homes.

Doing
Business
with the
Government

Q: I have some tools and equipment which I use at work. May I take them home to work on my house when no else will need them?

A: Company tools and equipment are valuable assets and should be used for business purposes only. In certain circumstances, personal use may be permitted by your supervisor.

Q: I would like to use my computer at work to type my son's school paper. Is this okay?

A: This may be okay if done outside of your normal working hours. You should first check with your supervisor. He or she will consider whether anyone else will need access to your computer at that time.

Q: I would like to make a copy of a software program on my work computer to put on my home computer so that I can do Company work at home. Is this okay?

A: It may be proper but only if you obtain written permission from the software company. Stewart & Stevenson has licensing agreements on software. You will also need to get the approval of your supervisor.

Proper Use
of Company
Assets

Q: I am responsible for planning a lot of off-site meetings for the Company. Some of the hotels offer to give me free rooms for my personal use. May I accept these offers?

A: You may not accept such offers. This could cause people to wonder if you are favoring the hotels which offer you free rooms. You should decline all such offers.

Q: I volunteer for a local charity. May I use the office photocopiers to make copies of a fund-raising leaflet?

A: While the Company encourages its employees to be involved in community activities, you should not use the copying machine or any other office equipment for charitable or other non-business purposes without prior approval.

Conflicts of
Interest

Q: Does the conflict of interest policy apply to more distant relatives such as cousins and in-laws? What about to friends?

A: The conflict of interest policy typically applies to members of your immediate family. However, if a personal relationship, whether it is a more distant relative or a close friend, has the potential to compromise your objectivity or could create the appearance of compromising your objectivity in conducting the Company's business you should obtain prior approval.

Q: My daughter owns a local restaurant. I am responsible for planning a Company dinner. May I select my daughter's restaurant if the price is comparable to other restaurants being considered?

A: No. Although it may seem fair to you, it could seem to others as favoritism. Even the appearance of a conflict of interest should be avoided.

Q: My daughter was offered a job with one of the Company's suppliers. Is this a conflict?

A: This may be a conflict if you are involved in making any decisions which could affect that supplier. You should contact the Business Practices Office or the corporate general counsel's office about this problem. They may okay the situation or find an acceptable way to remedy the potential conflict.

Q: I have been approached by a friend to invest in a company which will produce a product which might eventually be sold to Stewart & Stevenson. If my only involvement in the new company is financial, is it still a conflict of interest?

A: This has the potential to be a conflict depending on your position in the Company, the position you have to influence Company purchasing decisions, the amount of your investment and the importance of Stewart & Stevenson as a future customer. Before investing, you should obtain prior approval.

Q: A Stewart & Stevenson customer has asked me to work as a consultant to it after business hours to help it develop a product which would not be of interest to Stewart & Stevenson. I deal with this customer fairly often at work. Could this be a conflict?

A: This situation has the potential to create a conflict or the appearance of a conflict of interest. Other employees, suppliers, or customers may wonder, wrongly or rightly, whether you favor the other company because of your special relationship with it. This has the potential to compromise your objectivity in dealing with this customer.

EXHIBIT 3

Do unto others as you would have them do unto you
Treat all People with Respect
Be Responsible
Be Honest
Be Kind and Caring
Pursue Excellence
Be Fair
Be a Good Citizen
Keep Promises
Be Loyal
Demonstrate Integrity
[LOGO]
The Business Practices Office
1-800-272-4597
869-3338(Houston Area)

[LOGO]
If in Doubt, Ask!
?
The Business Practices Office
1-800-272-4597
869-3338(Houston Area)
Do unto others as you would have them do unto you
If In Doubt, ASK!
Are my actions legal?
Does this meet the "Golden Rule" test?
How would I feel if my family or friends knew my action?
Would I behave differently if I knew my actions would be reported on the evening news?
[LOGO]
The Business Practices Office
1-800-272-4597
869-3338(Houston Area)
Do unto others as you would have them do unto you

Be Fair
Be Loyal
Be Honest
Keep Promises
Be Responsible
Be a Good Citizen
Pursue Excellence
Be Kind and Caring
Demonstrate Integrity
Treat all People with Respect
[LOGO]
The Business Practices Office
1-800-272-4597
869-3338(Houston Area)

EXHIBIT 4

                      MANAGER AND SUPERVISOR CERTIFICATE

Dated:                                            .


As  _________________ of _______________________ I attest I have personally:
        (Title)          (Division, Department)

A. discussed with each employee under my supervision the content an application of the company's Business Practice Program;

B. Ensured that each employee knows that strict compliance with the Program is a condition of employment;

C. ensured that each employee knows SSSI will take disciplinary action, including termination, for violation of the principles and practices set forth in the Program, applicable laws or regulations, or basic tenets of business honesty and integrity;

D. ensured each employee knows where to report violations and understands there will be no repercussion for doing so;

E.   committed to uphold all aspects of the Standards of  Business Practice.



Printed Name:  _______________________________

Signature:  __________________________________


EXHIBIT 5

BOARD OF DIRECTORS

C. Jim Stewart, II
J. Carsey Manning
Robert L. Hargrave
Donald E. Stevenson
Jack T. Currie
Jack W. Lander, Jr.
Robert H. Parsley
Robert S. Sullivan
Orson C. Clay
Brian H. Rowe
Richard R. Stewart
Bob H. O'Neal

Audit Committee

Jack T. Currie, Chairman
Robert H. Parsley
Jack W. Lander, Jr.

EXHIBIT 6

To Our Suppliers:

Stewart & Stevenson has always conducted its business according to the highest ethical standards. We highly value our relationship with you and want you to understand the standards to which the Company holds itself.

Since the Company has grown so rapidly in recent years, we have found it important to present our values and standards in a more formal manner. We now annually distribute a copy of our "Standards of Business Practices" handbook to every employee. This document underscores the Board of Directors' and the management's' commitment to ethical business conduct.

It is important that you know exactly what we expect of our employees involved in purchasing activities. Also, in order to remain a supplier to Stewart & Stevenson, it is vital that you understand our expectations of you and adhere to them. Specifically, our "Standards of Business Practices" provide:

Employees may not directly or indirectly accept any personal payments, gifts, services, discounts, favors, or gratuities, regardless of the size or amount, outside the normal and accepted course of business with the Company. Employees may infrequently accept non-monetary gifts, which are valued at $25 or less, which are promotional in nature and which are part of normal business dealings. Our employees, however, should never solicit even these modest business courtesies, and your employees should never feel any obligation to offer them.

Employees may accept reasonable and infrequent meals which are offered by suppliers as part of legitimate business discussions.

If a supplier wishes to provide an employee with travel or overnight lodging, the employee must receive approval of the employee's Group Vice President. The activity should have a valid business purpose.

One of the aspects of our Business Practices Office which may be of interest to you is the "Confidential Helpline." Mike Andrews, Vice President, Business Practices, answers the Helpline. The Helpline is a resource for any employee or supplier to utilize; to get advice regarding proper business conduct at the Company or to express concerns about anything that might be perceived as improper conduct. Mike can be reached at 1-800-272-4597. While we always encourage you to resolve problems directly with your Company contact, Mike is an additional resource for you to contact in the event that you should have concerns about the Company's practices.

If you have any questions, would like to obtain a copy of our "Standard of Business Practices" handbook, or would prefer to express your concerns to me, please contact me at 713-868-7629. I have enclosed a certificate that states that you have read and agree to abide by these policies when dealing with Stewart & Stevenson personnel. I ask you to sign and return it in the enclosed
self addressed envelope.   Your cooperation is sincerely appreciated.

Very truly yours,

STEWART & STEVENSON SERVICES, INC.



Don E. Stevenson
Vice President, Quality
Business Practices


To:  Don Stevenson
     STEWART & STEVENSON SERVICES, INC.
     P.O. Box 1637
     Houston, TX  77251-1637

I have read the attached letter and agree to abide by all the policies it discusses in my and (name of company) dealings with Stewart & Stevenson and its subsidiaries.


Signed ___________________________________________ Date _______________

Print your name ________________________________________________________

Your title ______________________________________________________________

Address of Company ____________________________________________________

                    ____________________________________________________


Your business phone number _____________________________________________

Thank you.